UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

 SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

WESTERN NEW ENGLAND BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

April 5, 2017

  Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Western New England Bancorp, Inc., the holding company for Westfield Bank, which will be held on May 18, 2017 at 10:00 a.m., Eastern time, at the Sheraton Springfield Monarch Place Hotel, One Monarch Place, Springfield, Massachusetts 01144.

The attached Notice of Annual Meeting of Shareholders and proxy statement describe the formal business that we will transact at the Annual Meeting. In addition to the formal items of business, management will report on the operations and activities of Western New England Bancorp, Inc. and Westfield Bank, and you will have an opportunity to ask questions.

The Board of Directors of Western New England Bancorp, Inc. has determined that an affirmative vote on the matters to be considered at the Annual Meeting is in the best interests of Western New England Bancorp, Inc. and its shareholders and unanimously recommends a vote “For” these matters.

Please promptly submit your proxy by telephone, internet or mail, whether or not you plan to attend the Annual Meeting. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the Annual Meeting but will assure that your vote is counted if you cannot attend.

On behalf of the Board of Directors and the employees of Western New England Bancorp, Inc., and Westfield Bank, we thank you for your continued support and look forward to seeing you at the Annual Meeting.

Sincerely yours,

James C. Hagan

Chief Executive Officer

IF YOU HAVE ANY QUESTIONS, PLEASE CALL US AT (413) 568-1911

i

WESTERN NEW ENGLAND BANCORP, INC.

141 Elm Street

Westfield, Massachusetts 01085

 (413) 568-1911

 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE	Thursday, May 18, 2017

TIME	10:00 A.M. Eastern time

PLACE	Sheraton Springfield Monarch Place Hotel One Monarch Place Springfield, Massachusetts 01114

ITEMS OF BUSINESS	(1)	Election of the nominees named in the attached proxy statement as directors to serve on the Board of Directors for a term of office stated.

	(2)	Consideration and approval of a non-binding advisory resolution on the compensation of our Named Executive Officers.

	(3)	Consideration and vote upon a non-binding advisory proposal on the frequency of an advisory vote on the compensation of our Named Executive Officers.

	(4)	Ratification of the appointment of Wolf & Company, P.C., as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

	(5)	Consideration of any other business properly brought before the Annual Meeting, and any adjournment or postponement thereof.

RECORD DATE	The record date for the Annual Meeting is March 24, 2017. Only shareholders of record as of the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

PROXY VOTING	You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please promptly submit your proxy by telephone, internet or by signing and returning the proxy card by mail. Submitting a proxy will not prevent you from attending the Annual Meeting and voting in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

By Order of the Board of Directors,

James C. Hagan
Chief Executive Officer

Westfield, Massachusetts

April 5, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 18, 2017.

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, are available free of charge at www.snl.com/irweblinkx/govdocs.aspx?IID=4066200 and www.viewproxy.com/WNEB/2017

WESTERN NEW ENGLAND BANCORP, INC.
141 Elm Street
Westfield, Massachusetts 01085
(413) 568-1911

PROXY STATEMENT
FOR THE 2017 ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 18, 2017

INFORMATION ABOUT THE ANNUAL MEETING

General

Western New England Bancorp, Inc., a Massachusetts-chartered stock holding company, is registered as a savings and loan holding company with the Federal Reserve Board and owns all of the capital stock of Westfield Bank. Our common stock is listed on The NASDAQ Global Select Market (“NASDAQ”) under the symbol “WNEB.” As used in this proxy statement, “we,” “us,” “our” and “Company” refer to Western New England Bancorp, Inc., and/or its subsidiaries, depending on the context. The term “Annual Meeting,” as used in this proxy statement, means the 2017 annual meeting of shareholders and includes any adjournment or postponement of such meeting.

We have sent you this proxy statement and the proxy card because our Board of Directors (the “Board”) is soliciting your proxy to vote at the Annual Meeting. This proxy statement summarizes the information you will need to know to cast an informed vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. You may vote by proxy over the telephone, internet or by mail, and your votes will be cast for you at the Annual Meeting. This process is described below in the section entitled “Voting Procedures.”

We made available this proxy statement, the Notice of Annual Meeting of Shareholders and the proxy card on or about April 5, 2017, to all shareholders entitled to vote. If you owned our common stock as of the close of business on March 24, 2017, the record date, you are entitled to vote at the Annual Meeting.

Notice Regarding the Availability of Proxy Materials

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending an Important Notice Regarding the Availability of Proxy Materials (the “Notice”) to our shareholders of record. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. We intend to mail the Notice on or about April 5, 2017, to all shareholders of record entitled to vote at the Annual Meeting.

Obtaining a Copy of the Proxy Statement and Annual Report on Form 10-K

A copy of the proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2016, (without exhibits) will be provided free of charge, upon request, to any registered or beneficial owner of common stock entitled to vote at the Annual Meeting. If you want to receive a paper or e-mail copy of the proxy statement or annual report, please follow the instructions provided with your proxy materials and on your proxy card or voter instruction form.

If requesting materials by e-mail, please send a blank e-mail with the Control Number that is printed on the Notice in the subject line. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 30, 2017, to facilitate timely delivery.

The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including the Company.

Voting Rights

Only shareholders of record as of the close of business on March 24, 2017, will be entitled to vote at the Annual Meeting. On this record date, there were 30,778,690 shares of common stock outstanding and entitled to vote.

If on March 24, 2017, your shares were registered directly in your name with our transfer agent, Computershare, then you are a shareholder of record. As a shareholder of record, you may vote in person at the Annual Meeting or vote by proxy. The number of shares you own (and may vote) is listed at the top of the back of the proxy card.

Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy over the telephone, internet or by mail as instructed below to ensure your vote is counted.

Voting Procedures

For Proposal 3, you may either vote for every “1” Year,” “2 Years,” or “3 Years” or abstain from voting. For the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may (a) vote in person at the Annual Meeting or (b) vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy over the telephone, internet or by mail as instructed below to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

●	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

●	To vote over the telephone, dial toll-free 1-866-804-9616 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the Control Number from your Notice. Your vote must be received by 11:59 P.M., Eastern time on May 17, 2017, to be counted.

●	To vote on the internet, go to www.AALvote.com/WNEB to complete an electronic proxy card. You will be asked to provide the Control Number from your Notice. Your vote must be received by 11:59 P.M., Eastern time on May 17, 2017, to be counted.

●	To vote by mail, simply request a copy of the proxy statement as indicated above, which will include a proxy card and then complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, the designated proxy holders will vote your shares as you direct.

If you sign the proxy card but do not make specific choices, your proxy will vote your shares “For” Proposals 1, 2 and 4 and every “1 Year” for Proposal 3 as set forth in the Notice of Annual Meeting of Shareholders.

If any other matter is presented at the Annual Meeting, your proxy will vote the shares represented by all properly executed proxies on such matters as a majority of the Board determines. As of the date of this proxy statement, we know of no other matters that may be presented at the Annual Meeting, other than those listed in the Notice of Annual Meeting of Shareholders.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If on March 24, 2017, your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting.

As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card and voting instructions to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank, if applicable. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Employee Stock Ownership Plan

●	Each participant in our Employee Stock Ownership Plan Trust (the “ESOP”) has the right to direct First Bankers Trust Services, Inc., as trustee of the ESOP (“First Bankers Trust”), as to how to vote his or her proportionate interests in all allocated shares of common stock held in the ESOP. First Bankers Trust will vote any unallocated shares, as well as any allocated shares as to which no voting instructions are received, in the same proportion as the shares for which voting instructions have been received. First Bankers Trust’s duties with respect to voting the common stock in the ESOP is governed by the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The fiduciary provisions of ERISA may require, in certain limited circumstances that First Bankers Trust override the votes of participants with respect to the common stock held by First Bankers Trust and to determine, in First Bankers Trust’s best judgment, how to vote the shares. Your voting instructions must be received by 11:59 P.M., Eastern time on May 11, 2017, to be counted.

401(k) Plan Shares

●	Each participant in our 401(k) Plan has the right to direct Delaware Charter & Trust Company, a Delaware Corporation conducting business under the trade name of The Principal Trust Company, as trustee of the 401(k) Plan (“Principal Trust”), as to how to vote his or her proportionate interests in all allocated shares of common stock held in the 401(k) Plan. Principal Trust will vote any unallocated shares, as well as any allocated shares as to which no voting instructions are received, in the same proportion as the shares for which voting instructions have been received. Principal Trust’s duties with respect to voting the common stock in the 401(k) Plan are governed by the fiduciary provisions of ERISA. The fiduciary provisions of ERISA may require, in certain limited circumstances, that Principal Trust override the votes of participants with respect to the common stock held by Principal Trust and to determine, in Principal Trust’s best judgment, how to vote the shares. Your voting instructions must be received by 11:59 P.M., Eastern time on May 11, 2017, to be counted.

Quorum

A quorum is necessary to hold a valid meeting. A quorum will be present if shareholders holding at least a majority of our outstanding shares of common stock entitled to vote at the Annual Meeting are present at the Annual Meeting in person or are represented by proxy. On the record date, there were 30,778,690 shares of common stock outstanding and entitled to vote. Thus, the holders of 15,389,346 shares of common stock must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting or vote by proxy over the telephone or the internet as instructed above. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

Vote Required

Proposal 1: Election of Directors. Directors will be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Plurality means that the individuals who receive the largest number of “For” votes cast are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting. Abstentions and broker non-votes will not affect the outcome of the election of directors. You may not vote your shares cumulatively for the election of directors.

Proposal 2: Consideration and Approval of a Non-Binding Advisory Resolution on the Compensation of Our Named Executive Officers. The approval of the non-binding advisory resolution on the compensation of our Named Executive Officers will require “For” votes from a majority of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on this proposal. Abstentions are not counted as votes cast and they will have no effect on the vote. Brokers do not have discretionary authority to vote shares on this proposal without direction from the beneficial owner. Therefore, broker non-votes will have no effect on the vote for this proposal.

Proposal 3: Consideration and Vote Upon a Non-Binding Advisory Proposal on the Frequency of an Advisory Vote on the Compensation of Our Named Executive Officers. The choice receiving the greatest number of votes – every year, every two years or every three years – will be the frequency that shareholders will be deemed to have approved. Broker non-votes and abstentions will have no effect on the vote.

Proposal 4: Ratification of Appointment of Independent Registered Public Accounting Firm. The ratification of Wolf & Company, P.C., as our independent registered public accounting firm for the fiscal year ending December 31, 2017, will require “For” votes from a majority of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on this proposal. Abstentions and broker non-votes are not counted as votes cast and they will have no effect on the vote.

Effect of Broker Non-Votes

“Broker non-votes” are proxies received from brokers or other nominees holding shares on behalf of their clients who have not been given specific voting instructions from their clients with respect to non-routine matters. Brokers who hold their customers’ shares in “street name” may, under the applicable rules of the exchange and other self-regulatory organizations of which the brokers are members, sign and submit proxies for such shares and may vote such shares on routine matters, which typically include the ratification of the appointment of our independent registered public accounting firm. Proposals 1, 2 and 3 are considered “non-routine” and Proposal 4 is considered “routine” under The NASDAQ Marketplace Rules (the “NASDAQ Listing Rules”).

If your broker returns a proxy but does not vote on a proposal, this will constitute a “broker non-vote.” A broker non-vote will have no effect on the outcome of any proposal.

Confidential Voting Policy

We maintain a policy of keeping shareholder votes confidential. Only the Inspector of Election and certain employees of our independent tabulating agent examine the voting materials. We will not disclose your vote to management unless it is necessary to meet legal requirements.

Revoking Your Proxy

You may revoke your grant of proxy at any time before the final vote at the Annual Meeting. If you are the shareholder of record, you may revoke your proxy in any one of the following four ways:

■	filing a written revocation of the proxy with our Secretary;

■	entering a new vote over the internet or by telephone;

■	attending and voting in person at the Annual Meeting; or

■	submitting another signed proxy card bearing a later date.

If your shares are held by your broker, bank or another party as a nominee or agent, you should follow the instructions provided by such party in order to revoke your proxy.

Your personal attendance at the Annual Meeting does not revoke your proxy. Your last vote, prior to or at the Annual Meeting, is the vote that will be counted.

Solicitation of Proxies

We will bear the cost of solicitation of proxies, including preparation, assembly, printing and mailing of the Notice of Annual Meeting of Shareholders, the proxy card and any additional information furnished to shareholders. We have engaged Alliance Advisors as our proxy solicitor to help us solicit proxies for a fee of $15,000, plus reasonable out-of-pocket expense. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or other regular employees or by a firm engaged to do the same by such individuals. No additional compensation will be paid to directors, officers or other regular employees for such services.

Shareholder Proposals

If you wish to submit proposals to be included in our proxy statement for the 2018 annual meeting of shareholders (the “2018 Annual Meeting”), we must receive them on or before December 6, 2017, pursuant to the proxy soliciting regulations of the SEC. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy card for the 2018 Annual Meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to 17 C.F.R. §240.14a-8 of the Rules and Regulations promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, under our Amended and Restated Bylaws (“Bylaws”), if you wish to nominate a director or bring other business before the 2018 Annual Meeting, which is not included in the proxy statement for the 2018 Annual Meeting, the following criteria must be met: (i) you must be a shareholder of record; (ii) you must have given timely notice in writing to our Secretary; and (iii) your notice must contain specific information required in Article I of our Bylaws.

PROPOSAL 1

ELECTION OF DIRECTORS

Upon the recommendation of the Nominating and Corporate Governance Committee, our Board has nominated the following individuals listed in the table below for election as directors at the Annual Meeting. All nominees have consented to being named in this proxy statement and to serve if elected. If you elect all the nominees listed below, they will hold office until the annual meeting of shareholders noted within the table below or until their successors have been elected and qualified.

If any nominee is unable or does not qualify to serve, you or your proxy may vote for another nominee proposed by the Board. If for any reason these nominees prove unable or unwilling to stand for election or cease to qualify to serve as directors, the Board will nominate alternates or reduce the size of the Board to eliminate the vacancies. The Board has no reason to believe that any of the nominees would prove unable to serve if elected. There are no arrangements or understandings between us and any director, or nominee for directorship, pursuant to which such person was selected as a director or nominee.

Nominees	Term to Expire
William D. Masse	2018
Gregg F. Orlen	2018
Gary G. Fitzgerald	2019
Paul C. Picknelly	2019
Laura Benoit	2020
Donna J. Damon	2020
Lisa G. McMahon	2020
Steven G. Richter	2020
William J. Wagner	2020

Vote Required

The nominees for director who receive the most votes will be elected. If you do not vote for a nominee, or you indicate “abstain” for any nominee on your proxy card, your vote will not count “for” or “against” the nominee. You may not vote your shares cumulatively for the election of directors.

Our Recommendation

the board unanimously recommends a vote “for” all of the nominees for election as directors.

Information About Our Board of Directors

General

Our Board currently consists of 14 members. Charles E. Sullivan retired from the Board on September 29, 2016. The name, age and length of service of each of our nominees and the continuing members of our Board are set forth below:

Nominees	Age(1)	Term Expires	Position(s) Held	Director Since(2)
Laura Benoit	50	2017	Director	2014
Donna J. Damon	58	2017	Director	2011
Lisa G. McMahon	58	2017	Director	2014
Steven G. Richter	61	2017	Director	2011
William J. Wagner	70	2017	Vice Chairman of the Board, Senior Vice President, Chief Business Development Officer	2016
William D. Masse	61	2018	Director	2016
Gregg F. Orlen	67	2018	Director	2016
Gary G. Fitzgerald	50	2019	Director	2016
Paul C. Picknelly	56	2019	Director	2016

Continuing Directors	Age(1)	Term Expires	Position(s) Held	Director Since(2)
James C. Hagan	56	2018	President, Chief Executive Officer, Director	2009
Philip R. Smith	61	2018	Director	2009
Donald A. Williams	73	2018	Chairman of the Board	1983
Kevin M. Sweeney	51	2019	Director	2013
Christos A. Tapases	57	2019	Director	2013

(1)	At May 18, 2017

(2)	Includes terms served on the Board of Directors of Westfield Bank, as applicable.

The principal occupation, education and business experience, where applicable, of each nominee for election as director and each continuing and retiring director are set forth below. Unless otherwise indicated, principal occupations shown for each director have extended for five or more years.

Nominees

Laura Benoit has been a director of our Board since 2014. Ms. Benoit has been the Treasurer and Co-Owner of Baystate Fuel Oil, Inc., a fuel distribution company located in Agawam, Massachusetts, since 1985. Ms. Benoit also is a former member of the board of directors of the Western Mass Fuel Dealers Association. Ms. Benoit received an Associate’s degree in Business Administration from Holyoke Community College. Ms. Benoit’s finance, accounting and small business management experience provides her with the qualifications and skills to serve as a director.

Donna J. Damon has been a director of our Board since 2011. Ms. Damon is the President and owner of New England Concrete Cutting, Inc., a construction company specializing in concrete cutting and drilling located in Agawam, Massachusetts. She also serves as an executive officer and the office manager for two separate companies, Witch Equipment of New England, Inc., and Witch Enterprises, Inc. Ms. Damon also serves on various community boards. Ms. Damon’s experience in human resource, office management and business administration, including financial management and employee benefit administration provides her with the qualifications and skills to serve as a director.

Gary G. Fitzgerald has been a director of our board since October 2016. Previously, Mr. Fitzgerald served on the boards of Chicopee Savings Bank and Chicopee Bancorp, Inc. since 2009. Mr. Fitzgerald is a Certified Public Accountant and is the Managing Principal of Downey, Sweeney, Fitzgerald & Co., P.C., a CPA firm located in Springfield, Massachusetts. Mr. Fitzgerald received a Bachelor of Science degree from Western New England University, a Masters of Science in Taxation degree from Bentley University, and has been licensed as a Certified Public Accountant since 1996. His extensive background in accounting and taxation provides him with the qualifications and skills to serve as a director. Additionally, he has also been designated by the Board to serve as one of the Company’s two financial experts.

William D. Masse has been a director of our Board since October 2016. Previously, Mr. Masse served on the board of Chicopee Savings Bank since 1998 and Chicopee Bancorp, Inc., since 2006. Mr. Masse is the President of Granfield, Bugbee & Masse Insurance Agency in Chicopee, Massachusetts. He has been in the insurance industry for 39 years. Mr. Masse holds a Bachelor of the Arts degree from Williams College where he majored in economics. Mr. Masse has, in the past, served as Chairman and/or President of the board of directors of area non-profit organizations. His experience as well as business and community contacts provides him with the qualifications and skills to serve as a director.

Lisa G. McMahon has been a director of our Board since 2014. Ms. McMahon is the Director of Advance of Major Gifts with the Westfield State University. Ms. McMahon came to the University in 2013 after leaving Merrill Lynch where she obtained her general securities license and license to become a registered investment advisor representative. Ms. McMahon currently serves as a Trustee and past president of Shurtleff Childrens Services, Inc., and she has recently been nominated to serve as the president of the executive board of the Genesis Center – a division of the Sisters of Providence Health Systems. From 2007 to 2012, Ms. McMahon was the executive director of the Westfield Business Improvement District, Inc. Ms. McMahon received a Bachelor of Science degree from Our Lady of the Elms College. Ms. McMahon’s business experience and extensive work with micro businesses, nonprofits, and community relations provides her with the qualifications and skills to serve as a director.

Gregg F. Orlen has been a director since October 2016. Previously Mr. Orlen served on the board of Chicopee Savings Bank since 1999 and Chicopee Bancorp, Inc., since 2006. Mr. Orlen is the owner of Gregg Orlen Custom Homebuilders and works as an excavating contractor. Mr. Orlen served on the development committee for South Hadley’s municipal golf course, The Ledges, and was responsible for the oversight of its construction phase. He remained on the golf course commission, while a resident of South Hadley. Mr. Orlen holds a Bachelor of Science in Business Management. Mr. Orlen is a well-established premier builder of residential homes within our market and brings to the Board his extensive knowledge of the local housing market.

Paul C. Picknelly has been a director of our Board since October 2016. Previously, Mr. Picknelly served on the Board of Chicopee Savings Bank since 2000 and Chicopee Bancorp, Inc., since 2006. Mr. Picknelly is a hotel owner and operator, as well as a commercial real estate developer. Mr. Picknelly currently serves as President of Monarch Enterprises, LLC (Monarch Place Office Tower, Sheraton Springfield, and the Hilton Garden Inn Hotels in Springfield and Worcester, MA) and manages various commercial real estate properties in the local area. Mr. Picknelly brings to the Board his unique and extensive knowledge of the local economy from a hotel management and real estate developer perspective as well having many community and political contacts.

Steven G. Richter has been a director of our Board since 2011. Mr. Richter is the founder, former owner, operator and President of Micro Test Laboratories, Inc., a contract testing and manufacturing support operation for the pharmaceutical and biotechnology industries. He is currently the Chief Science Officer of Avista Pharma Solutions, Inc., which purchased Microtest Laboratories, Inc., in 2014. He is a graduate of the University of Massachusetts with a Bachelor’s of Science in Microbiology. Mr. Richter went on to receive his Master of Sciences degree in Biological Sciences from the University of Massachusetts-Lowell and his Ph.D. in Sterilization Sciences from Columbia Pacific University. Mr. Richter has served in a biotechnological advisory capacity for small business with Governor Romney. Mr. Richter is also actively involved in research and development with the University of Massachusetts and an IALS Institute advisory board member. Mr. Richter’s experience in small business administration and management, including financial and business operations matters provides him with the qualifications and skills to serve as a director.

William J. Wagner has been a director and serving as Vice Chairman and Chief Business Development Officer since October 2016, as a result of the Company’s merger with Chicopee Bancorp, Inc. Prior to the merger, Mr. Wagner served as the President and Chief Executive Officer of Chicopee Savings Bank since 1984 and the President and the Chairman of the Board of Chicopee Bancorp, Inc., since its formation in 2006. Mr. Wagner continues to serve as the president of the Chicopee Savings Bank Charitable Foundation since its inception in 2006. Mr. Wagner is well known and respected in the Massachusetts and Connecticut banking industry and throughout the Western Massachusetts community through his active leadership roles and participation on the boards of many banking, civic and philanthropic organizations. He currently serves as a director for the following organizations: Bankers Bank Northeast, Center for Financial Training (chairman), the Economic Development Council of Western Massachusetts, the Westmass Area Development Corporation and the Eastern States Exposition (treasurer). He is an active member of several organizations. Mr. Wagner previously served on the boards of the Savings Bank Employee Retirement Association, the Depositors Insurance Fund of Massachusetts, the Holyoke Community College, the Sisters of Providence Health Systems and the Elms College. Many recognition awards have been bestowed upon Chicopee Savings Bank and/or Mr. Wagner for his leadership and direction of the Bank’s philanthropic support. He is the recipient of The Warren Group/Banker & Tradesman’s Community Bank Hero’s Award, the Chicopee Boys & Girls Club’s Prescott Founders Award, the Bishops’ Catholic Schools Award from the Diocese of Springfield, the EXCEL Award from the Chicopee Council on Aging, the Paul Harris Fellowship Award from the Rotary of West Springfield, the First Annual Presidential Award from the Elms College, the Cathedral High School Distinguished Alumni Award, the Holyoke Community College Distinguished Service Award, and multiple non-profit humanitarian awards. Mr. Wagner is a graduate of Western New England University with a Bachelor of Business Administration degree in Accounting, cum laude. In 2003, he a received an Honorary Doctorate of Law Degree from the Elms College. Mr. Wagner’s extensive banking background and involvement in numerous economic development and financial organizations provides him with the qualifications and skills to serve as Vice Chairman of the Board and as a director.

Continuing Directors

James C. Hagan has been a director of our Board since 2009, our Chief Executive Officer since December 31, 2008 and our President since June 2005. Mr. Hagan served as Chief Operating Officer of the Company and Westfield Bank from June 2005 until December 2008. Prior to that, he served as Senior Vice President and Commercial Loan Department Manager of Westfield Bank from 1998. From 1994 through 1998, Mr. Hagan was a Vice President at Westfield Bank. Prior to 1994, Mr. Hagan worked as a commercial lender and manager at other New England based banking institutions. He received a Bachelor of Science from Westfield State College and received a Masters of Business Administration from American International College. Mr. Hagan’s expertise in credit administration, commercial lending and management through his various roles within the Company and within other New England based banking institutions provides him with the qualifications and skills to serve as a director.

Philip R. Smith has been a director of our Board since 2009. Prior to Mr. Smith’s directorship, he served as Secretary to the Company. Mr. Smith has been a partner at Bacon & Wilson, P.C., one of the largest regional law firms in western Massachusetts specializing in Real Estate, Business Law and Estate planning, since 2001. He has served as a past board member of the Westfield Chamber of Commerce in Westfield, Massachusetts, and of the Westfield State College Foundation. He is a member of the Westfield Community Development Corporation board of directors. He is a graduate of the University of New Hampshire and received a J.D. from New England School of Law and an LL.M. in taxation from Boston University. Mr. Smith’s experience in commercial and residential lending and business law through his many years of legal practice provides him with the qualifications and skills to serve as a director.

Kevin M. Sweeney has been a director of our board since 2013. He is a Professor of Practice with the Foisie Business School at Worcester Polytechnic Institute (WPI) in Worcester, MA, where he specializes in corporate finance and financial institutions, markets, and technology. He has been a member of the WPI faculty since 2011. He is also the Director of the WPI Wall Street Project Center and the Director of the WPI Pioneer Valley Project Center, and he is the Faculty Coordinator of the WPI FinTech Collaborative. Professor Sweeney is also a visiting Lecturer with the Columbia University School of Professional Studies in New York, NY, where he teaches finance and organizational strategy and leadership. Professor Sweeney also serves on the board of directors of a Community Development Financial Institutions Fund, and he serves on the leadership work and advisory group of the Financial Technology Collaborative in Boston, MA, a public-private-academic partnership sponsored by the Financial Services Leadership Council of Massachusetts. Professor Sweeney has also been a Senior Lecturer with Western New England University College of Business and an Adjunct Professor of Law at the Western New England University School of Law. Professor Sweeney is also a Principal of Sweeney Strategic Consulting, where he advises non-profit and for-profit organizations in the areas of finance, strategy, financial technology, economic development, and project-based learning. Professor Sweeney also served as the interim President and Chief Executive Officer of Develop Springfield, where he had overall strategic and operational responsibility for community-based development initiatives. Professor Sweeney previously spent 19 years with the MassMutual Financial Group, where he was most recently a Managing Director of MassMutual Capital Partners LLC and was responsible for strategic mergers and acquisitions, private equity investments, and other transactions for MassMutual and its affiliated companies. He also served as Chairman of the board of directors of MassMutual Trust Company, FSB, and he held a variety of other executive positions in international operations, finance, law, and human resources. Professor Sweeney received a Bachelor of Arts from the University of Massachusetts—Amherst, a Doctor of Law from the University of Wisconsin Law School and an M.B.A. jointly from New York University Stern School of Business, the London School of Economics & Political Science, and the HEC School of Management in Paris, France. Professor Sweeney’s experience as a senior executive at a Fortune 500 company and his vast academic experience and organizational consulting ventures provides him with the qualifications and skills to serve as a director.

Christos A. Tapases has been a director of our Board since January 2013. Mr. Tapases is a Principal at Corbin & Tapases, P.C., and has been practicing public accounting since 1982. Mr. Tapases joined the firm in 1984 after gaining valuable experience with Arthur Andersen & Co. Mr. Tapases has been a certified public accountant since 1987 and is also the Plans and Training Officer for the City of Westfield Emergency Management Agency. Mr. Tapases received a Bachelor of Science from American International College. Mr. Tapases’ management and accounting experience as a certified public accountant provides him with the qualifications and skills to serve as a director.

Donald A. Williams has been a director since 1983 and has been the Chairman of our Board since 2005. Mr. Williams served as President of Westfield Savings Bank from 1983 through 2005 and the Company from its inception in 2001 through 2005. He later went on to serve as Chief Executive Officer as well until his retirement from the position in 2008. He has been employed in the banking industry since 1972. Mr. Williams received a Bachelor of Science with an emphasis on Finance and Insurance from Northeastern University and a graduate degree in accounting from Western New England University. Mr. Williams’ previous positions with the Company and Westfield Bank and his experience in banking and financial and regulatory management provide him with the qualifications and skills to serve as a director.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following are our executive officers who are not also members of the Board and therefore are not listed above. The executive officers hold office until their respective successors have been appointed and qualified, or until death, resignation or removal by the Board. In addition, we have entered into Employment Agreements with certain of our executive officers, which set forth the terms of their employment. Ages reflected are as of the annual meeting date of May 18, 2017. See “Compensation Discussion and Analysis – Other Benefits – Employment Agreements and Change of Control Agreements.”

Gerald P. Ciejka, age 56, serves as Senior Vice President, General Counsel and Director of Human Resources of the Company and Westfield Bank. Mr. Ciejka was previously a partner at the Springfield, Massachusetts law firm of Bulkley, Richardson and Gelinas in the business organization and real estate departments. From 1997 to 2004, he served as branch manager and senior underwriting counsel for First American Title Insurance Company and Chicago Title Insurance Company.

Louis O. Gorman, age 57, serves as Senior Vice President of Credit Administration and Chief Credit Officer. Mr. Gorman has served as Chief Credit Officer since 2010 and as Vice President of Credit Administration since 2009. Prior to that, Mr. Gorman was a commercial loan officer for the Company and Westfield Bank and also performed the same function at other New England based banking institutions.

Deborah J. McCarthy, age 57, has served as Senior Vice President of the Company and Westfield Bank since 2001. She is the Manager of the Deposit Operations Department. She has worked for Westfield Bank in numerous capacities since 1979.

Allen J. Miles, III, age 54, was appointed to Executive Vice President effective December 31, 2008. Prior to that, Mr. Miles served as Senior Vice President and Chief Lending Officer of the Company and Westfield Bank since August 2005. From 1998 to 2005 he served as Vice President and Commercial Loan Officer.

Kevin C. O’Connor, age 57, was appointed to Executive Vice President and Chief Banking Officer in February 2017. Previous he held the position of Vice President, Retail Banking since February 2010. Mr. O’Connor has over twenty-five years’ experience in retail and branch banking and had previously worked at both national and regional banking institutions as a Vice President and regional manager of retail banking and sales, including small business sales.

Leo R. Sagan, Jr., age 54, has been appointed to serve as Chief Risk Officer and Senior Vice President of the Company and Westfield Bank, to be effective April 24, 2017. Mr. Sagan has served as the Chief Financial Officer of the Company and Westfield Bank since December 2008, as Vice President and Controller of the Company and Westfield Bank since 2003, as Controller of the Company and Westfield Bank from 2002 to 2003 and as Assistant Treasurer of the Company and Westfield Bank from 1999 to 2002.

Guida R. Sajdak, age 44, has been appointed to serve as Chief Financial Officer and Treasurer of the Company and Westfield Bank, to be effective April 24, 2017. Mrs. Sajdak has served as the Executive Vice President and Chief Risk Officer of the Company and Westfield Bank since October 2017. Previously, Mrs. Sajdak served as the Senior Vice President and Chief Financial Officer and Treasurer of Legacy Chicopee Bancorp, Inc., and Legacy Chicopee Savings Bank where she held the position since 2010. Mrs. Sajdak served Chicopee Savings Bank in various capacities since 1989 including that of Internal Auditor and Commercial Lender.

CORPORATE GOVERNANCE

Board of Directors

The Board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board does not involve itself in our day-to-day operations. Our executive officers and management oversee our day-to-day operations. Our directors fulfill their duties and responsibilities by attending regular meetings of the Board, which are held on a monthly basis. Our directors also discuss business and other matters with the Chairman and the President, other key executives, and our principal external advisers (legal counsel, auditors, financial advisors and other consultants).

The Board held 12 regular and 1 special meetings during the fiscal year ended December 31, 2016. Each incumbent director attended at least 75% of the total of (i) the meetings of the Board held during the period for which he has been a director and (ii) the meetings of the committee(s) on which that particular director served during such period.

It is our policy that all directors and nominees attend the Annual Meeting. At the 2016 annual meeting, all members then serving on the Board were in attendance.

Board of Directors Independence

Rule 5605 of the NASDAQ Listing Rules requires that independent directors compose a majority of a listed company’s board of directors. In addition, the NASDAQ Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. Under Rule 5605(a)(2) of the NASDAQ Listing Rules, a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries. In addition to satisfying general independence requirements under the NASDAQ Listing Rules, members of a compensation committee must also satisfy independence requirements set forth in Rule 10C-1 under the Exchange Act and NASDAQ Listing Rule 5605(d)(2). Pursuant to Rule 10C-1 under the Exchange Act and NASDAQ Listing Rule 5605(d)(2), in affirmatively determining the independence of a member of a compensation committee of a listed company, the board of directors must consider all factors specifically relevant to determining whether that member has a relationship with the company which is material to that member’s ability to be independent from management in connection with the duties of a compensation committee member, including: (a) the source of compensation of such member, including any consulting, advisory or other compensatory fee paid by the company to such member; and (b) whether such member is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

The Board consults with our legal counsel to ensure that their determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent NASDAQ Listing Rules, as in effect from time to time.

Consistent with these considerations, the Board has affirmatively determined that all of its directors, including the director nominees, satisfy general independence requirements under the NASDAQ Listing Rules, other than Messrs. Hagan and Wagner. In making this determination, the Board found that none of the directors, other than Messrs. Hagan and Wagner, had a material or other disqualifying relationship with us that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each director, other than Messrs. Hagan and Wagner, is “independent” as that term is defined under Rule 5605(a)(2) of the NASDAQ Listing Rules. The Board determined that Mr. Hagan, our President and Chief Executive Officer, and Mr. Wagner, Vice Chairman of the Board, Senior Vice President and Chief Business Development Officer, are not independent directors by virtue of their current employment with us. The Board also determined that each member of the Audit, Nominating and Corporate Governance and Compensation Committees satisfies the independence standards for such committees established by the SEC and the NASDAQ Listing Rules, as applicable.

Code of Ethics

We have adopted a Conflict of Interest Policy and Code of Conduct, which applies to all our employees and officers. We have also adopted a Code of Ethics for Senior Financial Officers, which applies to our principal executive officer, principal financial officer, principal accounting officer or controller or person performing similar functions for us, and which requires compliance with the Conflict of Interest Policy and Code of Conduct. The Code of Ethics for Senior Financial Officers meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K. The Code of Ethics for Senior Financial Officers is available to shareholders on our website at www.westfieldbank.com. The inclusion of our website address here and elsewhere in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, a provision of our Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions, by posting such information on its website at the internet address set forth above. We have not amended or granted any waivers of a provision of our Code of Ethics during 2016.

Committees of the Board of Directors

The Board has five committees: an Executive Committee, an Audit Committee, a Nominating and Corporate Governance Committee, a Compensation Committee, and a Finance and Risk Management Committee (the “Finance Committee”). The following table provides membership as of October 21, 2016, and meeting information for the year ended December 31, 2016, for each committee:

Name	Executive Committee	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee	Finance and Risk Management Committee
Laura Benoit		X		X
Donna J. Damon			X	X*
Gary G. Fitzgerald**		X
James C. Hagan	X				X
William D. Masse		X
Lisa G. McMahon			X*	X
Gregg F. Orlen				X
Paul C. Picknelly			X
Steven G. Richter		X*	X
Philip R. Smith		X			X
Kevin M. Sweeney			X	X	X*
Christos A. Tapases**	X	X			X
William J. Wagner	X				X
Donald A. Williams	X*				X
Total meetings in 2016	38	5	3	3	3

*       Committee Chair

**     Financial Expert

Below is a description of each committee of the Board.

Executive Committee

The Executive Committee exercises the powers of the Board between Board meetings and is responsible for reviewing and approving Westfield Bank extensions of credit above and beyond management’s authority. During 2016, the Executive committee was chaired by Mr. Williams with Messrs. Hagan, Tapases, and Sullivan as members. Mr. Sullivan retired from the Board at the 2016 Annual Meeting held on September 29, 2016. In October 2016, Mr. Wagner became a member.

Audit Committee

During 2016, the Audit Committee was chaired by Mr. Sullivan, until his retirement from the Board at the 2016 Annual Meeting, and is subsequently chaired by Mr. Smith. During 2016, Ms. Benoit and Messrs. Richter, Smith and Tapases served as members until October, at which time Ms. Benoit and Messrs. Fitzgerald, Masse, Richter and Tapases serve as members. The Audit Committee assists the Board by overseeing the audit coverage and monitoring the accounting, financial reporting, data processing, regulatory and internal control environments.

The primary duties and responsibilities of the Audit Committee are to:

(1)	oversee and monitor the financial reporting process and internal controls system;

(2)	review and evaluate the audit performed by outside auditors and report any substantive issues found during the audit to the Board;

(3)	appoint, compensate and oversee the work of the independent auditors;

(4)	review and approve all transactions with affiliated parties; and

(5)	provide an open avenue of communication among the independent auditors, financial and senior management, the internal audit department and the Board.

The Board reviews the NASDAQ Listing Rules’ definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ Listing Rules and Rule 10A-3 under the Exchange Act). The Board has also determined that Messrs. Fitzgerald and Tapases qualify as “audit committee financial experts” as such term is currently defined in Item 407(d)(5) of Regulation S-K. The Board has adopted a written charter for the Audit Committee that is available to shareholders on our website at www.westfieldbank.com.

Pre-approval of Services. The Audit Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms) to be performed for us by our independent registered public accounting firm, subject to the de minimis exception for non-audit services described below, which are approved by the Audit Committee prior to completion of the audit.

The pre-approval requirement set forth above shall not be applicable with respect to non-audit services if:

(1)	the aggregate amount of all such services provided constitutes no more than 5% of the total amount of revenues paid by us to our auditor during the fiscal year in which the services are provided;

(2)	such services were not recognized by us at the time of the engagement to be non-audit services; and

(3)	such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee who are members of the Board to whom authority to grant such approvals has been delegated by the Audit Committee.

Delegation. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant required pre-approvals. The decisions of any member to whom authority is delegated under this paragraph to pre-approve activities under this subsection shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee pre-approved 100% of the services performed by the independent registered public accounting firm pursuant to the policies outlined above.

Audit Committee Report.(1) The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2016, with management and our independent registered public accounting firm, Wolf & Company, P.C. The Audit Committee has discussed with Wolf & Company the matters required to be discussed by Public Company Accounting Oversight Board, or PCAOB, Auditing Standard No. 1301, Communications with Audit Committees. The Audit Committee has also received the written disclosures and the letter from Wolf & Company required by applicable requirements of the PCAOB regarding Wolf & Company’s communications with the Audit Committee concerning independence, and has discussed with Wolf & Company the firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the SEC.

Western New England Bancorp, Inc.
Audit Committee
Philip R. Smith, Chairperson
Laura Benoit
Gary G. Fitzgerald
William D. Masse
Steven G. Richter
Christos A. Tapases

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing we make under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating and Corporate Governance Committee

During 2016, the Nominating and Corporate Governance Committee was chaired by Ms. McMahon with Messrs. Richter, Sullivan and Sweeney as members. In October 2016, Ms. Damon and Messrs. Picknelly, Richter and Sweeney became the members of the Nominating and Corporate Governance Committee. Each member of the Nominating and Corporate Governance Committee is a non-employee director within the meaning of Rule 16b-3 under the Exchange Act, and each is an independent director under the corporate governance standards of the NASDAQ Listing Rules. The Board has adopted a written charter for the Nominating and Corporate Governance Committee that is available to shareholders on our website at www.westfieldbank.com.

Pursuant to its charter, the Nominating and Corporate Governance Committee is responsible for:

▪	identifying, reviewing and evaluating candidates to serve as directors (consistent with criteria approved by the Board);

▪	reviewing director nominations by shareholders;

▪	reviewing and evaluating incumbent directors;

▪	recommending to the Board for selection candidates for election to the Board;

▪	making recommendations to the Board regarding the membership of the committees of the Board; and

▪	reviewing the Committee Charter and developing and implementing corporate governance guidelines.

It is the policy of the Nominating and Corporate Governance Committee to select individuals as director nominees who shall have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the shareholders. When considering candidates for the Board, the Nominating and Corporate Governance Committee takes into account the candidate’s qualifications, experience and independence from management. Shareholder nominees, if any, would be analyzed by the Nominating and Corporate Governance Committee in the same manner as nominees that are identified by the Nominating and Corporate Governance Committee. We do not pay a fee to any third party to identify or evaluate nominees. If the Nominating and Corporate Governance Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board that candidate’s election. The Nominating and Corporate Governance Committee also has the authority to retain any search firm to assist in the identification of director candidates. However, the Nominating and Corporate Governance Committee has not retained any such search firm, and we do not pay a fee to any third party to identify or evaluate director candidates.

In accordance with our Bylaws, nominations of individuals for election to the Board at an annual meeting of shareholders may be made by any shareholder of record entitled to vote for the election of directors at such meeting who provides timely notice in writing to our Secretary at our principal executive office. To be timely, a shareholder’s notice must be delivered to or received by our Secretary not less than 120 calendar days in advance of the anniversary date of our proxy statement released to shareholders in connection with the previous year’s annual meeting of shareholders. Submissions must include the full name of the proposed nominee and include a detailed background of the suggested candidate, and a representation that the nominating shareholder is a beneficial or record holder of our common stock. If a nomination is not properly brought before the meeting in accordance with our Bylaws, the Chairman of the meeting may determine that the nomination was not properly brought before the meeting and shall not be considered. For additional information about our director nomination requirements, please see our Bylaws.

All nominees were nominated by the Nominating and Corporate Governance Committee. As of the date of this proxy statement, the Nominating and Corporate Governance Committee had not received any shareholder recommendations for nominees in accordance with our Bylaws in connection with the Annual Meeting.

Compensation Committee

During 2016, the Compensation Committee was chaired by Ms. Damon with Messrs. Sullivan, Sweeney and Ms. Benoit as members. Mr. Sullivan retired from the Board as of the 2016 Annual Meeting. In October 2016, Mses. Benoit and McMahon and Messrs. Orlen and Sweeney became the members of the Compensation Committee. Each member of the Compensation Committee is a non-employee director within the meaning of Rule 16b-3 under the Exchange Act, each is an outside director as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and each is an independent director under the corporate governance standards of the NASDAQ Listing Rules and the independence requirements of Rule 10C-1 under the Exchange Act. As required by its charter, the Compensation Committee meets at least three times annually and with greater frequency if necessary. The Board has adopted a written charter for the Compensation Committee that is available to shareholders on our website at www.westfieldbank.com.

Pursuant to its charter, the Compensation Committee’s responsibilities include:

(1)	evaluating the performance of the Chief Executive Officer and other elected officers in light of approved performance and objectives;

(2)	making recommendations to the Board for, and setting the compensation of the Chief Executive Officer and other elected officers, based upon the evaluation of the performance of the Chief Executive Officer and the other elected officers, respectively; and

(3)	making recommendations to the Board with respect to profit sharing and equity-based compensation plans.

The Compensation Committee also reviews and discusses with management the “Compensation Discussion and Analysis” section of our proxy statements and considers whether to recommend to the full Board that it be included in our proxy statements and other filings.

Compensation Decision-Making and Policy-Making. Our Bylaws require that our business and affairs be under the direction of the Board, which includes executive officer compensation. Executive compensation is set by the Board after recommendation of the Compensation Committee. As a company listed on NASDAQ, we must observe governance standards and listing requirements that require executive officer compensation decisions to be made by a majority of independent directors of our Board, by a committee of independent directors or in exceptional and limited circumstances, a compensation committee comprised of at least three members where only one member is not independent.

The Compensation Committee has been delegated authority from our Board to oversee executive compensation by approving salary increases for Vice Presidents and above and by reviewing general personnel matters such as staff performance evaluations for Vice Presidents and above. The Compensation Committee has established a compensation program and has a formal charter, which was adopted in December of 2006, amended in 2007 and further amended in 2013, and advises senior management on the average salary increases for all employees under the compensation program. The compensation program consists of three components: (1) base salary; (2) profit sharing bonuses (short-term incentives); and (3) long-term incentives (e.g., omnibus equity grants, employment and Change-in-Control Agreements, deferred compensation, and fringe benefits).

The Compensation Committee considers the expectations of the Chief Executive Officer with respect to his own compensation and his recommendations with respect to the compensation of more junior executive officers, as well as empirical data and the recommendations of advisors both internal and external. Compensation decisions made by the Compensation Committee are reported by the Compensation Committee’s Chairperson to the Board, which approves, disapproves or amends the Compensation Committee’s action. The Compensation Committee does not delegate its duties to others. The Compensation Committee also confirms and approves the Summary Compensation Tables included in this proxy statement in accordance with the rules and regulations of the SEC.

In addition, pursuant to its charter, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. For additional information, see “Compensation Discussion and Analysis” below.

Compensation Committee Interlocks. None of the members of our Compensation Committee has ever been an officer or employee of ours. None of our executive officers served as a member of another entity’s board of directors or as a member of another entity’s compensation committee (or other board committee performing equivalent functions) during 2016, which entity had an executive officer serving on our Board or as a member of our Compensation Committee. There are no interlocking relationships between us and other entities that might affect the determination of the compensation of our executive officers.

Compensation Committee Report.(1) The Compensation Committee has reviewed and discussed the following “Compensation Discussion and Analysis” with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee has recommended to the Board that the “Compensation Discussion and Analysis” be included in our Annual Report on Form 10-K for the year-ended December 31, 2016, and this proxy statement.

Western New England Bancorp, Inc.
Compensation Committee
Donna J. Damon, Chairperson
Laura Benoit
Lisa G. McMahon
Gregg F. Orlen
Kevin M. Sweeney

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing we make under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Finance and Risk Management Committee

The Finance Committee is a standing committee of the Board and was formed in January 2014. During 2016, the Finance Committee was chaired by Mr. Sweeney with Messrs. Hagan, Smith, Tapases and Williams as members. In October 2016, Messrs. Hagan, Smith, Tapases, Wagner and Williams served as the members of the Finance Committee. The Finance Committee meets as often as necessary but meets at least quarterly. The Board has adopted a written charter for the Finance Committee that is available to shareholders on our website at www.westfieldbank.com.

Pursuant to its charter, the purpose of the Finance Committee is to assist the Board and the Executive Committee of the Board in fulfilling their responsibility with respect to the oversight of the Company’s (1) enterprise risk management and financial framework, including all risks associated therewith, and (2) policies and practices relating to financial matters, including but not limited to, capital, liquidity and financing, as well as to merger, acquisition and divestiture activity. The Finance Committee reports to the Board regarding the Company’s risk profile, as well as its enterprise risk management framework, including the significant policies and practices employed to manage such risks, as well as the overall adequacy of the enterprise risk management function. The Finance Committee also will, as directed by the Executive Committee or the Board, review financial strategic planning, corporate financial statements, projects or initiatives.

Shareholder Communications with our Board of Directors

Shareholders may contact our Board by contacting Theresa C. Szlosek, Corporate Secretary, at Western New England Bancorp, Inc., 141 Elm Street, Westfield, Massachusetts 01085 or at (413) 568-1911. All communications will be forwarded directly to the Board.

Board Leadership Structure and Role in Risk Oversight

Board Leadership Structure

The Board does not have a formal policy on separating the roles of Chairman of the Board and Chief Executive Officer and, if separate, whether the Chairman of the Board should be a non-employee director or an employee. The Board believes that no single, one-size fits all, board leadership model is universally or permanently appropriate. The Board prefers to retain the flexibility to structure its leadership from time to time in any manner that is in the best interests of the Company and its shareholders.

The positions of our Chairman of the Board and Chief Executive Officer are currently separated. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead our Board in its fundamental role of providing advice to and independent oversight of management. The Board recognizes the time, effort and energy that our Chief Executive Officer must devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the Board’s oversight responsibilities continue to grow. The Board also believes that this structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board. The Board recognizes that depending on the circumstances, other leadership models, such as combining the role of Chairman of the Board with the role of Chief Executive Officer, might be appropriate. Accordingly, our Board may periodically review its leadership structure.

Board’s Role in Risk Oversight

The Board is responsible for consideration and oversight of risk management and is responsible for ensuring that material risks are identified and managed appropriately. The Board believes an effective risk management system will (1) timely identify the material risks that the Company faces; (2) communicate necessary information on material risks to senior management and, as appropriate, to the Board or relevant Board Committee; (3) implement responsive risk management strategies appropriate to the Company’s risk profile; and (4) integrate risk management into the Company’s decision making.

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic and reputational risks. The Board receives these reports to enable it to understand the Company’s risk identification, risk management and risk mitigation strategies. While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of both management and the Board also have responsibility for risk management. The Finance and Risk Committee as well as the Board continue to receive reports from management’s Enterprise Risk Management Committee (the “ERM Committee”) on a quarterly basis. The ERM Committee in conjunction with each department manager is responsible for addressing and updating the risk areas for which they are responsible.

The ERM Committee oversees the Company’s general risk management and assists the Board in outlining our risk principles and management framework, and setting high level strategy and risk tolerances. The categories of risk overseen by the ERM Committee include legal risk, reputation risk, interest rate risk, liquidity risk, credit risk, market risk, price risk, compliance risk and operational risk. In addition, the ERM Committee has primary responsibility for overseeing enterprise risk management. The ERM Committee is required to meet at least quarterly, or more frequently if it deems necessary.

Our risk profile is managed by our Chief Risk Officer, who functions as chairperson of the ERM Committee and reports findings directly to the Risk and Finance Committee of the Board. The chair of the Finance and Risk Committee reports to the full Board with respect to any notable risk management issues and coordinates with other Board and management level committees as necessary. The Board also meets regularly in executive session without management to discuss a variety of topics, including risk. In these ways, the full Board is able to monitor our risk profile and risk management activities on an on-going basis.

The Audit Committee provides quarterly updates to the Board relating to our internal and external audit functions, including all annual reviews undertaken by Westfield Bank’s primary regulator, the Office of the Comptroller of the Currency. All Policies and procedures affecting the risk factors listed above are reviewed and approved by the Board on a monthly, quarterly and annual basis as the case may be.

We believe that through our current reporting structure, the Board maintains strong and effective oversight of all risk factors affecting us. This oversight is maintained through active involvement by members of the Board on its various committees, including the Executive Committee and the Finance Committee which, pursuant to our Bylaws, has the ability to exercise the powers of the Board between Board meetings, and through the Board’s monthly meetings. Recommendations of the Board at these meetings are then implemented by senior management and the results are subsequently reported to the Board. Active involvement by all Board members has been vital to the effective oversight of all risk factors affecting us. Involvement by all members on the Board on various committees, with elected chairpersons for each committee, ensures that diverse leadership exists throughout the Board and prevents the centralization of control within one or a group of individuals.

 The Finance and Risk Management Committee Charter is available through the Company’s website at www.westfieldbank.com.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Performance Summary

We believe that our executive compensation program is aligned with the interests of shareholders based on the Company’s 2016 performance and serves to reward and retain our executives. The following are highlights of the Company’s performance in 2016:

●	Western New England Bancorp Inc., completed the acquisition of Chicopee Bancorp, Inc., (“Chicopee”) on October 21, 2016. Total fair value of assets acquired was $716.5 million. On December 5, 2016, the Company achieved another milestone as the Chicopee core system was successfully converted to the Westfield platform.

●	Net income was $4.8 million, or $0.24 per diluted share, for the year ended December 31, 2016, compared to $5.7 million, or $0.33 per diluted share, for the same period in 2015. The results for the year ended December 31, 2016, showed increases in net interest and dividend income along with noninterest income. These were offset by an increase in noninterest expense primarily due to $4.1 million in merger expenses related to the acquisition of Chicopee. Excluding the $4.1 million in merger expenses, net income for the year ended December 31, 2016, was $8.1 million, or $0.41 per diluted share.

●	The net interest margin, on a tax-equivalent basis, increased 17 basis points to 2.70% for the year ended December 31, 2016, compared to 2.53% for the year ended December 31, 2015. The efficiency ratio(1) improved to 67.40% for the year ended December 31, 2016, compared to 75.49% for the same period in 2015.

●	Net loans increased by $747.0 million to $1.6 billion at December 31, 2016, from $809.4 million at December 31, 2015, including $640.9 million loans acquired from Chicopee. The increase in net loans was primarily the result of increases in commercial real estate loans, residential real estate loans and commercial and industrial loans.

●	Total deposits increased $617.7 million during 2016 to $1.5 billion at December 31, 2016, including $545.7 million of deposits acquired from Chicopee (of which $345.2 were core deposits). Organic deposit growth was $72.0 million, or 8.0%, for the year ended December 31, 2016.

______________________

(1)	The efficiency ratio represents the ratio of operating expenses excluding merger related charges divided by the sum of net interest and dividend income and noninterest income, excluding gain and loss on sale of securities, income on bank-owned life insurance death benefit and loss on prepayment of borrowings.

Highlights of Compensation Program and 2016 Decisions

●	Named Executive Officers (“NEOs”) received base salary increases in 2016 ranging between 3.0% and 4.5%. These increases were made in order to align base salaries closer to market in light of executives’ experience, performance and contributions.

●	For 2016 performance, our NEOs received annual cash incentives at the stretch level.

●	NEOs were granted a mix of time-vested restricted stock and performance-based restricted stock. The CEO’s award was valued on the date of grant at $60,000 while the remaining NEOs received $30,000 in equity. Fifty percent of the value of this award is tied to ROE performance of the Bank over a three-year period (2016 – 2018). As a result of the work performed concerning the merger between the Company and Chicopee Bancorp Inc., the NEOs received certain cash bonuses as more fully described below.

Role of the Compensation Committee, Management and Compensation Consultant

Role of the Compensation Committee.  The Compensation Committee of the Board of Directors is responsible for discharging the Board’s duties in executive compensation matters and for administering the Company’s incentive and equity-based plans. The Committee oversees the development and implementation of the total compensation program for our Named Executive Officers.

The Compensation Committee has the responsibility for establishing, implementing and continually monitoring adherence with our executive compensation philosophy.  The Committee ensures that the total compensation paid to executives is fair, reasonable, and performance-based while aligning with shareholder interests.

Details on the Committee’s functions are more fully described in its charter, which has been approved by the Board of Directors and is available on our website.  To fulfill its charter and responsibilities, the Committee met throughout the year, meeting three times in 2016, and also may take action by written consent. The Chair of the Committee regularly reports on Committee actions at meetings of the Company’s Board, which actions are reviewed and approved by the Board.

The Committee reviews all compensation components for the Company’s Chief Executive Officer and other executive officers, including base salary, annual incentive, long-term incentives/equity, benefits and other perquisites. In addition to reviewing competitive market values, the Committee examines the total compensation mix, pay-for-performance relationship, and how all elements, in aggregate, comprise the executive’s total compensation package. The Committee also reviews the employment contract with the Chief Executive Officer, Chief Financial Officer, Executive Vice President and General Counsel and the Change in Control Agreements or any severance agreement with other senior officers. The Compensation Committee and Management consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making changes to the plans.

The Committee reviews the Chief Executive Officer’s performance annually and makes decisions regarding the Chief Executive Officer’s compensation, including base salary, incentives and equity grants based on this review. Input and data from management and outside consultants and advisors are provided as a matter of practice and as requested by the Committee to provide external reference and perspective. While the Chief Executive Officer makes recommendations on other Named Executive Officers, the Committee is ultimately responsible for approving compensation for all Named Executive Officers. The Compensation Committee reviews its decisions with the full Board of Directors and obtains its approval on all actions.

The Committee has the sole authority and resources to obtain advice and assistance from internal or external legal, human resource, accounting or other advisors or consultants as it deems desirable or appropriate. The Committee has direct access to outside advisors and consultants throughout the year as they relate to executive compensation.  The Committee has direct access to, and meets periodically with, the compensation consultant independently of management.

Role of the Compensation Consultant.  In 2016, the Committee retained the services of Pearl Meyer & Partners, LLC (“Pearl Meyer”) to serve as the Committee’s independent advisor.  As needed, Pearl Meyer assists the Committee with various compensation issues for its executives and attends committee meetings during the year.

Pearl Meyer reports directly to the Committee and carries out their responsibilities to the Committee in coordination with the Company’s Human Resources Department, as requested by the Committee.  The Committee Chair has regular contact with the Consultant outside formal Committee meetings, as appropriate.  The Committee maintains the authority to approve fees and other retention terms with respect to the compensation consultant. The Committee has reviewed Pearl Meyer’s services and determined that the Consultant is independent with respect to SEC standards as well as Company policy.

Role of Management.  The Company’s management provides information and input, as requested by the Committee to facilitate decisions related to executive compensation. Members of management may be asked to provide input relating to potential changes in compensation programs for review by the Committee. The Committee occasionally requests members of management to be present at meetings where executive compensation and Company or individual performances are discussed and evaluated. Executives are free to provide insight, suggestions or recommendations regarding executive compensation. However, only Committee members are allowed to vote on decisions regarding executive compensation.

Compensation Philosophy and Overall Program Objectives

We strive to attract, retain and motivate qualified executives crucial to our success. Our approach is to compensate executives commensurate with their experience, expertise and performance and to be competitive with the other comparative financial companies of similar size, complexities and business. In addition, our compensation programs have been designed and implemented to reward executives for sustained financial and operating performance and to encourage such executives to remain with us for an extended period of time. We ensure that our compensation programs are designed to:

●	Motivate and reward executives for achievements tied to our business strategy and shareholder based performance metrics;

●	retain and recruit executive talent;

●	create sustained financial strength and long-term shareholder value; and

●	provide a balanced approach that rewards our executives for both short-term and long-term performance results and appropriate risk taking.

We seek to achieve these objectives by providing executives the following elements of pay:

●	Base salary

●	Annual bonus/short term incentives

●	Long-term incentives (equity)

●	Retirement and Other Benefits

●	Perquisites

●	Employment and Change-in-Control Agreements

We focus on both current and future compensation and combine both of these elements in a manner that we believe optimizes the executive’s contribution to the Company in a risk appropriate manner.

Inputs into Decision Making Process

We use market data from comparative financial companies of similar size, complexities and business as one factor in making compensation decisions, along with individual contribution and performance, importance of role and responsibilities, as well as leadership and growth potential as additional factors. We also rely upon our judgment and the judgment of compensation professionals in making compensation decisions to ensure that the strategic, financial, leadership and shareholder value creation objectives are met.

The Compensation Committee typically engages Pearl Meyer to conduct a competitive review of our executive compensation program every two to three years. The Committee reviews the Company peer group prior to completing an executive competitive assessment and updates the peer group as appropriate to ensure that the peer group continues to consist of financial institutions with business models and demographics similar to the Company. Pearl Meyer was paid $9,490 for compensation related services in 2016 and the Compensation Committee has determined that Pearl Meyer is independent and does not have any conflict of interest in providing advice to the Compensation Committee. The following is the peer group developed for 2016 consisting of banks with assets at that time ranging between $660 million and $2.6 billion:

ACNB Corporation AmeriServ Financial, Inc. Arrow Financial Corp. Bar Harbor Bankshares ESB Financial Corp Evans Bancorp, Inc.
Camden National Corp. Citizens & Northern Corporation CNB Financial Corp

Codorus Valley Bancorp, Inc. Enterprise Bancorp, Inc. ESSA Bancorp, Inc. First Bancorp, Inc.
Hingham Institution for Savings
Lake Sunapee Bank Group Merchants Bancshares, Inc. Northeast Bancorp Orrstown Financial Services, Inc. Penns Wood Bancorp United Financial Bancorp, Inc.

In late 2016, the Compensation Committee updated the peer group to reflect Westfield Bank’s post-merger size ($2.1B) and engaged Pearl Meyer to complete an executive competitive assessment in order to help assist with pay decisions for 2017. This updated peer group is as follows:

Century Bancorp, Inc. Washington Trust Bancorp, Inc.
Camden National Corp. Meridian Bancorp, Inc.
Financial Institutions, Inc. Arrow Financial Corporation Enterprise Bancorp, Inc.
CNB Financial Corp
Peoples Financial Services Corp. BSB Bancorp Inc.
Hingham Institution for Savings CHEMUNG Financial Corporation

In making decisions with respect to any element of a Named Executive Officer’s compensation, the Compensation Committee considers annually the total compensation that may be awarded to the officer, including salary and long-term and short-term incentive compensation. In addition, in reviewing and approving Employment Agreements for Named Executive Officers, the Compensation Committee considers the other benefits to which the officer is entitled by the agreement, including compensation payable upon termination of the agreement under a variety of circumstances. The Compensation Committee’s goal is to award compensation that is reasonable when all elements of potential compensation are considered. The Compensation Committee is provided a compensation schedule for each Named Executive Officer, containing the amount of all forms of compensation. This schedule is used as a tool by the Compensation Committee when considering the total compensation of each Named Executive Officer.

The following officers were our Named Executive Officers during 2016:

●	James C. Hagan, President and Chief Executive Officer;

●	Leo R. Sagan, Jr., Senior Vice President, Chief Financial Officer and Treasurer;

●	Allen J. Miles, III, Executive Vice President and Chief Lending Officer;

●	Gerald P. Ciejka, Senior Vice President, General Counsel and Human Resource Director; and

●	Louis O. Gorman, Senior Vice President, Credit Administration and Chief Credit Officer

Advisory Vote on NEO Compensation. At our annual meeting of shareholders held on September 29, 2016, we held an advisory vote on executive compensation. Although the vote was non-binding, the Compensation Committee has considered and will continue to consider the outcome of the vote when determining compensation policies and setting Named Executive Officer compensation. Approximately 94% of the shares of our common stock that were voted on the proposal were voted for the approval of the compensation of the Named Executive Officers as disclosed in our 2016 proxy statement.

The Compensation Committee will continue to consider the outcome of our say-on-pay proposal, regulatory changes and emerging best practices when making future recommendations regarding compensation for our executives.

Total Compensation. In making decisions with respect to any element of a Named Executive Officer’s compensation, the Compensation Committee considers the total compensation that may be awarded to the Named Executive Officer, including salary, short-term incentive and long-term incentive compensation. In addition, in reviewing and approving employment or Change-in-Control Agreements for the Named Executive Officers, the Compensation Committee considers the other benefits to which the Named Executive Officer is entitled by the agreement, including compensation payable upon termination of the agreement under a variety of circumstances. The Compensation Committee’s goal is to award compensation that is reasonable when all elements of potential compensation are considered. The Compensation Committee is provided a summary compensation schedule for each Named Executive Officer, containing the amount of all forms of compensation. This schedule is used as a tool by the Compensation Committee when considering the total compensation of each Named Executive Officer.

Elements of Pay and 2016 Decisions

Similar to prior years, the compensation paid to our Named Executive Officers during 2016 consisted of the following three primary components:

●	Base salary – We provide a fixed base salary to our executives to provide for a level of compensation that is assured;

●	Short Term incentive awards – We provide a performance-based short-term incentive plan described below; and

●	Long-term incentive awards – We provide a performance-based long-term incentive plan described below.

Base Salaries. The minimum salaries for Mr. Hagan, Mr. Sagan, Mr. Ciejka and Mr. Miles were determined by Employment Agreements and any increase over these minimums, and the salaries of the other executive officers, are determined by the Compensation Committee based on a variety of factors, including:

●	the nature and responsibility of the position and, to the extent available, salary norms for persons in comparable positions at other financial institutions;

●	the expertise and performance of the individual executive and (except for their own compensation) the recommendations of the Chief Executive Officer, Executive Vice President, Chief Financial Officer and General Counsel; and

●	the alignment of the interests of executives with those of the shareholders.

Where not specified by contract, salaries are generally reviewed annually and are designed to reward annual achievements and are to be commensurate with the executive’s responsibilities, performance, leadership abilities and management expertise and effectiveness. In addition, the Compensation Committee considers our financial and market performance and the creation of long-term shareholder value in determining salaries.

The following table summarizes base pay adjustments for the NEOs for 2016:

		2015 Base	2016 Base	Percent
Name	Title	Salary	Salary	Increase
James C. Hagan	President and Chief Executive Officer	$390,930	$408,522	4.5%
Leo R. Sagan, Jr.	Sr. Vice P resident and Chief Financial Officer	$194,817	$200,662	3.0%
Allen J. Miles, III	Executive Vice President and Chief Lending Officer	$238,847	$246,012	3.0%
Gerald P. Ciejka	Sr. Vice President and General Counsel	$194,817	$200,662	3.0%
Louis O. Gorman	Sr. Vice President, Chief Credit Officer	$167,280	$172,299	3.0%

2016 Short-Term Incentive Plan. For 2016, the Compensation Committee approved a performance-based, short-term incentive plan for executive and senior management and selected employees. A major element of our compensation philosophy is to make sure annual cash incentives are linked to the achievement of measureable corporate and individual performance metrics. Our performance-based, short-term incentive plan (the “STI Plan”) provides us with a vehicle to reward participants for superior company and individual performance. During 2016, each Named Executive Officer, senior management and selected employees was eligible to participate in the STI plan.

Performance Measures. The Compensation Committee, working with Management and Pearl Meyer, established and approved the Company performance metrics within the incentive plan. The performance triggers in order to activate the plan are as follows: (1) net income must be at least 70% of budgeted net yearly income; and (2) the Company’s subsidiary, Westfield Bank, must receive satisfactory regulatory ratings from it regulatory examiner. Incentives for each executive are tied to a combination of Company and individual performance. The Company performance measures, goals and weightings for 2016 were:

Performance Measure	Weighting	Performance Goals
		Threshold	Target	Stretch
Earnings Per Share	40%	$0.33	$0.37	$0.40
Efficiency Ratio	35%	76.30%	74.50%	72.60%

For 2016, 25% of the executives’ incentive award was tied to individual performance and linked to the Company’s performance management rating system. This approach allows executives to be assessed across multiple individual performance goals determined at the beginning of the year as part of the performance management process. Ratings range between 1 to 4 with a 3.0 as “meets expectations”. No awards are paid for performance below threshold for a particular performance measure but will be paid out for other performance measures provided threshold performance is obtained. Actual payouts for each goal are based upon final performance between threshold and stretch levels. Actual payouts for each performance goal are pro-rated for any level of performance between threshold and stretch using interpolation to reward incremental improvement. The Compensation Committee has the discretion to adjust any payouts to reflect the business environment and market conditions.

Incentive Opportunities. Each participant has a target award (expressed as a percentage of earned base salary during the fiscal year) and range that defines the incentive opportunity. Actual awards will vary based on performance and range from 0% of target (not achieving threshold performance for a goal) to 150% of target for exceptional performance. The Compensation Committee maintains the discretion to modify, decrease or increase or eliminate the award based on positive or negative performance of the Company or individual. The table below summarizes the 2016 incentive opportunity for the CEO and NEOs.

Position	Incentive Opportunity as % of Base Salary
	Below Threshold	Threshold	Target	Stretch
CEO	0%	5%	10%	15%
Other NEOs	0%	3.75%	7.5%	11.25%

With the removal of the expenses associated with the acquisition of Chicopee Bancorp, Inc., stretch targets were achieved for both earnings per share and efficiency ratio resulting in maximum payouts for each such category. The following chart reflects the 2016 short-term incentive metrics and Company performance with respect thereto:

	STI Plan Target Goal	STI Plan Stretch Goal	2016 Results Exclusive of Merger Expenses
EPS	$0.37	$0.40	$0.41
Efficiency Ratio	74.50%	72.60%	72.60%

The following charts reflect the NEO’s 2016 payouts under the Short Term Incentive Plan:

		2016 Base	2016 STI	Percentage	Percentage of
Name	Title	Salary	Bonus	Of Base Salary	Target Opportunity
James C. Hagan	President and Chief Executive Officer	$408,522	$61,278	15.00%	150%
Leo R. Sagan, Jr.	Sr. Vice P resident and Chief Financial Officer	$200,662	$18,000	8.97%	97.6%
Allen J. Miles, III	Executive Vice President and Chief Lending Officer	$246,012	$27,677	11.25%	150%
Gerald P. Ciejka	Sr. Vice President and General Counsel	$200,662	$22,575	11.25%	150%
Louis O. Gorman	Sr. Vice President, Chief Credit Officer	$172,299	$19,383	11.25%	150%

Long-Term Incentives. The long-term incentive program (the “LTI Plan”) provides a periodic award that is both performance and retention based in that it is designed to recognize the executive’s responsibilities, reward demonstrated performance and leadership and to retain such executives. The objective of the LTI Plan is to align compensation for the Named Executive Officers over a multi-year period directly with the interests of our shareholders by motivating and rewarding creation and preservation of long-term financial strength, shareholder value and relative shareholder return.

In 2016, the Committee implemented the LTI Plan with the following objectives:

●	Align executives with the Company’s shareholder interest.

●	Increase Company executive stock ownership/holdings.

●	Ensure sound risk management by providing a balanced view of performance and aligning rewards with the time horizon of risk.

●	Position the Company’s total compensation to be competitive with the market for meeting performance goals.

●	Motivate and reward long-term sustained performance.

●	Enable the Company to attract and retain talent needed to drive the Company’s success.

The LTI Plan includes eligible officers of the Company and all non-employee directors. Officers participating in the LTI Plan are nominated by the Company’s Chief Executive Officer and approved by the Committee. The LTI Plan is triggered by the Company achievement of satisfactory safety and soundness results from its most recent regulatory examination. Stock grants made through the 2016 LTI Plan were a combination of 50% time-vested restricted stock and 50% performance-based restricted stock.

The target opportunity provided through the LTI Plan was $60,000 for the CEO and $30,000 for the remaining NEOs, each valued at the date of the grant. Time-based restricted stock vests ratably (one-third per year) over a three-year period, while the performance-based restricted stock will be earned at the end of the three-year performance period.

For the performance-based restricted stock, the LTI Plan metric in 2016 was return on equity. Shares will be earned based upon how the Company performs relative to threshold and target absolute goals (i.e. Company-specific, not relative to a peer index) over the three-year performance period. Participants will be able to earn between 50% (for threshold performance) and 100% of the target amount for the performance shares but will not earn additional shares if performance exceeds target performance. The cap on potential earnings was implemented in 2016 in order to maintain the overall expense of the program at a certain level based upon our budget. The payout under the LTI Plan will occur in 2018. The table below outlines these awards using the grant date value. The actual amount earned will also be dependent on stock price when vested.

Position	Overall Target LTI Opportunity		50% Performance Shares			2016 – 2018 LTIP ROE Goals
		50% Time Vested	Below Threshold	Threshold	Target	Threshold	Target
CEO	$60,000	$30,000	$0	$15,000	$30,000	5.85%	6.32%
Other NEOs	$30,000	$15,000	$0	$7,500	$15,000	5.85%	6.32%

It is the policy and part of the Compensation Committee’s charter that neither the Compensation Committee, nor any member of our management, shall backdate an equity grant under our long-term incentive program or manipulate the timing of a public release of material information with the intent of benefiting a grantee under an equity award. Accordingly, scheduling decisions concerning equity grants are made without regard to anticipated earnings or major announcements. In furtherance of this policy, the Compensation Committee, in order to ensure the integrity of awards granted under its long-term incentive program, has designated the March Board meeting as the annual grant date for such awards. Grants made outside of this annual grant date must be approved in writing by our Chief Executive Officer and must be presented and approved at the subsequent Board meeting and will be deemed granted on the first business day following approval by our Board.

Special Transaction Bonus – The following bonuses were paid to the following NEOs for work performed resulting in the successful completion of the Company’s merger with Chicopee Bancorp, Inc.

		2016 Base	2016 Special	Percent
Name	Title	Salary	Bonus	Of Base Salary
James C Hagan	President and Chief Executive Officer	$408,522	$62,000	15.2%
Leo R, Sagan, Jr	Sr. Vice President and Chief Financial Officer	$200,662	$21,000	10.5%
Allen J. Miles, III	Executive Vice President and Chief Lending Officer	$246,012	$12,300	5.0%
Gerald P. Ciejka	Sr. Vice President and General Counsel	$200,662	$21,000	10.5%
Louis O. Gorman	Sr. Vice President, Chief Credit Officer	$172,299	$8,600	5.0%

Clawback. Under the LTI and STI Plans, if the Board or an appropriate Board committee has determined that any fraud or intentional misconduct by one or more executive officers caused, directly or indirectly, the Company to restate its financial statements, the Board or committee may require reimbursement of any bonus or incentive compensation awarded to such officers and/or effect the cancellation of awards. This policy operates in addition to any (a) recoupment provisions contained in the terms of other compensation awards or programs, and (b) recoupment requirements imposed under applicable laws.

Periodic Review. We do not believe that our compensation policies and practices for our employees are reasonably likely to have an adverse effect on us. The Compensation Committee has previously and will continue to review annually both the short-term bonus program and the long-term incentive program to ensure that their respective key elements continue to meet objectives described above and to determine that such programs do not have a material adverse effect on the Company. Management has engaged in shareholder outreach in 2016 with certain of the Company’s top shareholders and have incorporated certain of their suggestions concerning plan design into the STI and LTI Plans and in compensation disclosure contained within this proxy.

Other Benefits

Benefit Restoration. We have established our Benefit Restoration Plan (the “Restoration Plan”) in order to provide restorative payments of executives who are prevented from receiving full benefits contemplated by our Employee Stock Ownership Plan’s benefit formula as well as the 401(k) Plan’s benefit formula. Such Restoration Plan is used to retain and reward the executive officers for their demonstrated performance and leadership abilities. The restorative payments consist of payments in lieu of shares and making contributions under the 401(k) Plan that cannot be allocated to participants due to legal limitations imposed on tax-qualified plans. Currently, only the Chief Executive Officer is a participant in the Restoration Plan. The Compensation Committee considers the remuneration received under this Restoration Plan when annually determining the executives’ total compensation.

Benefits and Perquisites. The Compensation Committee supports providing benefits and perquisites to the Named Executive Officers that are substantially the same as those offered to officers of comparative financial institutions, which we believe are reasonable, competitive and consistent with our overall compensation program. In addition, we may also make available to certain Named Executive Officers the use of a Company automobile, as was the case in 2016 for the Chief Executive Officer, the Executive Vice President, the Chief Financial Officer and the General Counsel.

Employment Agreements and Change of Control Agreements. The Compensation Committee believes that our continued success depends, to a significant degree, on the skills and competence of certain senior officers. The Employment Agreements are intended to ensure that we continue to maintain and retain experienced senior management.

We currently have Employment Agreements with our Chief Executive Officer, Mr. Hagan, our Chief Financial Officer, Mr. Sagan, our Executive Vice President, Mr. Miles, and our General Counsel, Mr. Ciejka, in order to retain such executives. As a result of the merger with Chicopee Bancorp, Inc., an Employment Agreement was also extended to William J. Wagner, our Chief Business Development Officer. The Employment Agreement of Messrs. Hagan, Ciejka, Miles and Sagan provide for an initial three-year term subject to separate one-year extensions as approved by the Board at the end of each applicable fiscal year, with minimum annual salaries, discretionary cash bonuses and other fringe benefits. The agreement with Mr.Wagner is for a three-year term with minimum annual salaries, discretionary cash bonuses and other fringe benefits. The agreements also include protection for the executives, if we experience a change in ownership or control. If such a Change-in-Control occurs, a portion of the severance payments might constitute an “excess parachute payment” under current federal tax laws. Messrs. Hagan, Ciejka, Miles, Wagner and Sagan’s Employment Agreements do not provide for tax indemnity.

We have entered into one-year Change-in-Control Agreements with Mr. Gorman, our Senior Vice President – Credit Administration and two other senior officers. The purpose of these Change-in-Control Agreements are to prevent executives from leaving to pursue other employment out of concern for the security of their jobs or being unable to concentrate on their duties and responsibilities. In order to enable executives to focus on the best interests of the shareholders, we have offered this agreement to these selective senior officers. The term of these agreements is perpetual until we give notice of non-extension, at which time the term is fixed for one year. Generally, we may terminate the employment of any officer covered under these agreements, with or without cause, at any time prior to a Change-in-Control without obligation for severance benefits. However, if we sign a merger or other business combination agreement, or if a third party makes a tender offer or initiates a proxy contest, we cannot terminate an officer’s employment without cause without liability for severance benefits. The severance benefits would generally be equal to the value of the cash compensation and fringe benefits that the officer would have received if he or she had continued working for one additional year. We would pay the same severance benefits if the officer resigns after a Change-in-Control following a loss of title, office or membership on the Board, material reduction in duties, functions or responsibilities, involuntary relocation of his or her principal place of employment to a location over 25 miles from our principal office on the day before the Change-in-Control and over 25 miles from the officer’s principal residence or other material breach of contract which is not cured within 30 days.

These agreements also provide uninsured death and disability benefits. If we experience a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of our assets as contemplated by Section 280G of the Code, a portion of any severance payments under the Change-in-Control Agreements might constitute an “excess parachute payment” under current federal tax laws. Any excess parachute payment would be subject to a federal excise tax payable by the officer and would be non-deductible by us for federal income tax purposes. The Change of Control Agreements do not provide a tax indemnity.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation awarded to or earned by our Named Executive Officers for service during each of the last three completed fiscal years, as applicable:

Name and Principal Positions	Year	Salary(1)($)	Bonus(1)($)	Non-Equity Incentive Plan Compensation(2) ($)	Stock Awards(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5)($)	Total ($)
James C. Hagan President and Chief Executive Officer	2016	408,522	62,000	61,278	60,000	100,186	42,845	734,831
	2015	390,930	—	19,547	—	34,737	40,945	486,159
	2014	386,634	22,339	—	—	191,865	37,124	637,962

Leo R. Sagan, Jr. Senior Vice President, Chief Financial Officer and Treasurer	2016	200,662	21,000	18,000	30,000	36,417	22,041	328,120
	2015	194,817	—	9,132	—	13,254	21,351	238,554
	2014	194,529	11,239	—	—	142,691	19,522	367,981

Allen J. Miles, III Executive Vice President and Chief Lending Officer	2016	246,012	12,300	27,677	30,000	63,860	25,391	405,240
	2015	238,847	—	11,197	—	52,128	25,882	328,054
	2014	240,809	23,189	—	—	142,968	23,775	430,741

Gerald P. Ciejka Senior Vice President and General Counsel	2016	200,662	21,000	22,575	30,000	44,443	22,187	340,867
	2015	194,817	—	9,132	—	33,781	21,466	259,196
	2014	194,529	11,239	—	—	78,545	19,622	303,935

Louis O. Gorman Senior Vice President, Credit Administration	2016	172,299	8,600	19,383	30,000	42,770	19,263	292,315
	2015	167,280	—	7,842	—	33,582	18,615	227,319
	2014	167,033	9,651	—	—	86,015	17,291	279,990

(1)	The figures shown for salary and bonus represent amounts earned for the fiscal year, whether or not actually paid during such year.

(2)	Amounts shown in this column reflect cash awards under the STI Plan, which were paid in February of the following calendar year.

(3)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 with respect to restricted stock awards granted to our Named Executive Officers. For more information concerning the assumptions used for these calculations, please refer to the notes to the financial statements contained in the 2016 Annual Report on Form 10-K. The stock award column does not include the value of dividends paid on unvested restricted stock, which are included in the Summary Compensation Table under the caption “All Other Compensation.” The amounts have been revised from those reported in prior years to conform with the numbers that have been reported on the Annual Report on Form 10-K.

(4)	Amounts in this column represent the increase (if any) for each respective year in the present value of the individual’s accrued benefit (whether not vested) under each tax-qualified and non-qualified actuarial or defined benefit plan calculated by comparing the present value of each individual’s accrued benefit under each such plan in accordance with FASB ASC Topic 715, Retirement Benefits, as of the plan’s measurement date in such year to the present value of the individual’s accrued benefit as of the plan’s measurement date in the prior fiscal year. The amounts have been revised from those reported in prior years to conform with the numbers that have been reported on the Annual Report on Form 10-K.

(5)	Amounts in this column are set forth in the table below and include life insurance premiums, 401(k) Plan matching contributions, ESOP contributions, dividends on unvested restricted stock and contributions under the Benefit Restoration Plan. The Named Executive Officers participate in certain group life, health, disability insurance and medical reimbursement plans, not disclosed in the Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms and operation. In addition, we provide certain non-cash perquisites and personal benefits to each Named Executive Officer that do not exceed $10,000 in the aggregate for any individual, and are not included in the reported figures.

	Life Insurance Premiums ($)	401(k) Matching Contributions($)	ESOP Contributions($)	Dividends on Unvested Restricted Stock ($)	Contributions under the Benefit Restoration Plan ($)	Total ($)
James C. Hagan	1,870	7,286	18,728	233	14,728	42,845
Leo R. Sagan, Jr.	1,724	6,020	14,181	116	—	22,041
Allen J. Miles, III	1,786	6,103	17,386	116	—	25,391
Gerald P. Ciejka	1,870	6,020	14,181	116	—	22,187
Louis O. Gorman	1,801	5,169	12,177	116	—	19,263

Grants of Plan-Based Awards

The following table sets for information regarding plan-based awards granted to our Named Executive Officers during the last fiscal year.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Options & Awards: Number of Securities Underlying Options (#) (3)	Grant Date Fair Market Value ($)
James C. Hagan	5/24/2016	20,426	40,852	61,278	1,941	3,881	3,881		30,000
	5/24/2016							3,881	30,000
Leo R. Sagan, Jr.	5/24/2016	7,525	15,050	22,574	970	1,941	1,941		15,000
	5/24/2016							1,940	15,000
Allen J. Miles, III	5/24/2016	9,225	18,451	27,676	970	1,941	1,941		15,000
	5/24/2016							1,940	15,000
Gerald P. Ciejka	5/24/2016	7,525	15,050	22,574	970	1,941	1,941		15,000
	5/24/2016							1,940	15,000
Louis O. Gorman	5/24/2016	6,461	12,922	19,383	970	1,941	1,941		15,000
	5/24/2016							1,940	15,000

(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards are a product of a percentage of base salary in accordance with the STI.
(2)	Estimated Future Payouts Under Equity Incentive Plan Awards represent performance-based awards issued in accordance with the LTI Plan, a description of which can be found in the Compensation Discussion and Analysis narrative.
(3)	The May 24, 2016, restricted stock awards were issued pursuant to the time-vested portion of the LTI Plan, a description of which can be found in the Compensation Discussion and Analysis narrative.

Outstanding Equity Awards at Year-End

The following table provides information about outstanding equity awards under the Company’s equity compensation plans at December 31, 2016, whether granted in 2016 or earlier.

	Restricted Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(1)
James C. Hagan	5/24/2016	2,587	24,188	3,881	36,287
Leo R. Sagan, Jr.	5/24/2016	1,293	12,090	1,941	18,148
Allen J. Miles, III	5/24/2016	1,293	12,090	1,941	18,148
Gerald P. Ciejka	5/24/2016	1,293	12,090	1,941	18,148
Louis O. Gorman	5/24/2016	1,293	12,090	1,941	18,148

(1)	The market values of these shares are based on the closing market price of the Company’s common stock on the NASDAQ Stock Market of $9.35 on December 31, 2016.

(2)	Shares granted on May 24, 2016 were under the Company’s LTI Plan, are time based and vest ratably over a three-year period beginning December 31, 2016.

(3)	Shares granted on May 24, 2016 were under the Company’s LTI Plan, are performance based and are subject to the achievement of 2016 LTI performance metric before vesting is realized after a three-year period.

Option Exercises and Stock Vested

The following table sets forth the stock awards that vested for the Named Executive Officers during the last fiscal year. There were no stock option awards exercised by any Named Executive Officer during the last fiscal year.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
James C. Hagan	1,294	12,091
Leo. R. Sagan, Jr.	647	6,049
Allen J. Miles, III	647	6,049
Gerald P. Ciejka	647	6,049
Louis O. Gorman	647	6,049

(1)	The figure shown includes the amount realized during the fiscal year upon the vesting of restricted stock, based on the closing sales price for a share of our common stock on the vesting date. Unvested restricted stock may not be transferred for value.

Pension Benefits

Pension Plan. Westfield Bank maintains a pension plan for its eligible employees. On September 30, 2016, we effected a soft freeze on the Pension Plan, and therefore, no new participants will be included in the Pension Plan after such effective date. Generally, employees of Westfield Bank begin participation in the pension plan once they reach age 21 and complete 1,000 hours of service in a consecutive 12-month period. Participants in the pension plan become vested in their accrued benefit under the pension plan upon the earlier of: (1) the attainment of their “normal retirement age” (as described in the pension plan) while employed at Westfield Bank; (2) the completion of five vesting years of service with Westfield Bank; or (3) the death or disability of the participant. Participants are generally credited with a vesting year of service for each year in which they complete at least 1,000 hours of service. A participant’s normal benefit under the pension plan equals the sum of (i) 1.25% of the participant’s average compensation (generally defined as the average taxable compensation for the three consecutive limitation years that produce the highest average) by the number of years of service the participant has under the plan up to 25 years of service, plus (ii) 0.6% of the excess of the participant’s average compensation over the participant’s covered compensation (the social security taxable wage base for the 35 years ending in the year the participant becomes eligible for non-reduced social security benefits) for each year of service under the plan up to 25 years of service. Participants may retire at or after age 65 and receive their full benefit under the plan. Participants may also retire early at age 62 or at age 55 with ten years of service or at age 50 with 15 years of service under the plan and receive a reduced retirement benefit. Pension benefits are payable in equal monthly installments for life, or for married persons, as a joint survivor annuity over the lives of the participant and spouse. Participants may also elect a lump sum payment with the consent of their spouse. If a participant dies while employed by Westfield Bank, a death benefit will be payable to either his or her spouse or estate, or named beneficiary, equal to the entire amount of the participant’s accrued benefit in the plan.

The following table sets forth information regarding pension benefits accrued by the Named Executive Officers during the last fiscal year.

Pension Benefits Table
Name	Plan Name	Number of Years of Credited Service(1) (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
James C. Hagan	Pension Plan for Employees	22.33	838,905	—
Leo R. Sagan, Jr.	Pension Plan for Employees	30.58	636,607	—
Allen J. Miles, III	Pension Plan for Employees	18.33	620,753	—
Gerald P. Ciejka	Pension Plan for Employees	11.83	335,014	—
Louis O. Gorman	Pension Plan for Employees	16.33	387,010	—

(1)	The figures shown are determined as of the plan’s measurement date during 2016 under FASB ASC Topic 715, Retirement Benefits, for purposes of our audited financial statements. The amounts have been revised from those reported in prior years to conform with the numbers that have been reported on the Annual Report on Form 10-K. For the discount rate and other assumptions used for this purpose, please refer to Note 10 in the Notes to Consolidated Financial Statements attached to the Annual Report on Form 10-K for the year ended December 31, 2016.

Nonqualified Deferred Compensation

Benefit Restoration Plan. We have also established the Benefit Restoration Plan in order to provide restorative payments to executives who are prevented from receiving the full benefits contemplated by the Employee Stock Ownership Plan’s benefit formula as well as the 401(k) Plan’s benefit formula. The restorative payments consist of payments in lieu of shares that cannot be allocated to participants under the Employee Stock Ownership Plan due to the legal limitations imposed on tax-qualified plans and, in the case of participants who retire before the repayment in full of the Employee Stock Ownership Plan’s loans, payments in lieu of the shares that would have been allocated if employment had continued through the full term of the loans. The restorative payments also consist of amounts unable to be provided under the 401(k) Plan due to certain legal limitations imposed on tax-qualified plans.

The following table sets forth information regarding nonqualified deferred compensation earned by our Named Executive Officers during the last fiscal year under the Benefit Restoration Plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
James C. Hagan	—	14,728	—	—	93,786

(1)	Registrant contributions are included under the caption “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table.

(2)	Earnings did not accrue at above-market or preferential rates and are not reflected in the Summary Compensation Table.

Termination and Change in Control Benefits

As discussed under “Compensation Discussion and Analysis – Employment Agreements and Change in Control Agreements” above, as of December 31, 2016, we had employment agreements with Messrs. Hagan, Sagan, Miles and Ciejka and a Change-in-Control Agreement with Mr. Gorman. We have summarized and quantified the estimated payments under the agreements with the Named Executive Officers, assuming a termination event occurred on December 31, 2016, below.

	James C. Hagan ($)	Leo R. Sagan, Jr. ($)	Allen J. Miles, III ($)	Gerald P. Ciejka ($)	Louis O. Gorman ($)
Retirement(1)	—	—	—	—	—

Disability
Salary Continuation(2)	201,463	98,957	121,321	98,957	—
Restricted Stock Vesting(3)	60,476	30,238	30,238	30,238	30,238

Discharge Without Cause or Resignation With Good Reason – No Change in Control
Restricted Stock Vesting(3)	60,476	30,238	30,238	30,238	—
Lump Sum Cash Payment(4)	1,626,897	761,348	986,709	785,074	—
Health Insurance(5)	43,444	42,112	42,440	42,055	—

Discharge Without Cause or Resignation With Good Reason – Change in Control–Related
Restricted Stock Vesting(3)	60,476	30,238	30,238	30,238	30,238
Lump Sum Cash Payment(4)	1,626,897	761,348	986,709	785,074	183,611
Health Insurance(5)	43,444	42,112	42,440	42,055	14,084
Increased ESOP Benefit(6)	15,847	9,758	10,902	8,588	9,276

Change in Control – No Termination of Employment
Restricted Stock Vesting(3)	60,476	30,238	30,238	30,238	30,238
Increased ESOP Benefit(6)	15,847	9,758	10,902	8,588	9,276

(1)	There are are no additional benefits paid upon retirement pursuant to the Employment Agreements or Change-in-Control Agreements in effect at December 31, 2016.

(2)	The Employment Agreements in effect for Messrs. Hagan, Sagan, Miles and Ciejka provide for salary continuation payments following termination due to disability for the remaining contract term or until group long-term disability benefits begin. The figures shown assume payment of full salary for 180 days, equal to the waiting period for benefits under our group long-term disability program, without discount for present value.

(3)	All restricted stock granted under the 2014 Omnibus Incentive Plan provide for full vesting upon death, disability, retirement or Change-in-Control. The figures shown reflect the value of those restricted stock awards that would accelerate, calculated based on the closing sales price for a share of our common stock on December 31, 2016.

(4)	The Employment Agreements in effect for Messrs. Hagan, Sagan, Miles and Ciejka provide for a lump sum cash payment equal to the present value of the salary payments, estimated cash incentives (based on the prior three-years’ cash incentives, as a percentage of salary), and additional qualified and non-qualified defined benefit and defined contribution plan benefits that would be earned during the remaining contract term. The figure shown reflects an assumed remaining contract term of three years and a discount rate of 0.74%. Similarly, individuals with Change-in-Control contracts are paid lump sum cash severance equal to salary and bonus that would be payable for a one year period.

(5)	The Employment Agreements in effect for Messrs. Hagan, Sagan, Miles and Ciejka provide for continued health, life and other insurance benefits for the remaining contract term, with an offset for benefits provided by a subsequent employer. The Change-in-Control Agreements with Mr. Gorman and other officers also provide continued health, life and other insurance benefits for a maximum period of one year. The figure shown represents the present value of continued insurance benefits for a fixed period of three years for Messrs. Hagan, Sagan, Miles and Ciejka and for one year for Mr. Gorman and assumes no offset for benefits provided by a subsequent employer, calculated on the basis of the assumptions used by us in measuring our liability for retiree benefits other than pensions for financial statement purposes under FASB ASC Topic 715.

(6)	Our tax-qualified Employee Stock Ownership plan provides that, in the event of a Change-in-Control, a portion of the proceeds from the sale of shares of our common stock held in a suspense account for future allocation to employees would be applied to repay the outstanding balance on the loan used to purchase the unallocated shares. Any remaining unallocated shares (or the proceeds from their sale) would be distributed on a pro-rata basis among the accounts of plan participants. The figures shown reflect the value of such allocation, if any.

Director Compensation

Review. In 2014, the Company engaged Pearl Meyer to review the Board of Director’s compensation program and the results of the study found that although the monthly board fees were comparable to the peers, certain committee fees and fees for the chairperson were not comparable to peer institutions.

Meeting Fees. Directors’ compensation is recommended to the Board by the Compensation Committee after consultation with our outside compensation consultant who reviews compensation of directors at similar peer institutions. In developing its recommendations, the Compensation Committee considers whether such directors are fairly paid for the work required in a company of our size and scope and whether such compensation aligns the directors’ interest with the interests of the shareholders.

Our practice has been to pay a fee of $1,000 to each of our non-employee directors for attendance at each Board meeting. In addition, each member of the Executive Committee received $1,733 per month for meetings, each member of the Audit Committee received $700 for each meeting the member attended, each member of the Compensation Committee received $500 for each meeting the member attended, each member of the Finance and Risk Management Committee received $500 for each meeting the member attended, and each member of the Nominating and Corporate Governance Committee received $500 for each meeting the member attended. We paid fees totaling $257,400 to our non-employee directors for the year ended December 31, 2016. The Chairman of our Board of Directors, Mr. Williams, receives annual a retainer fee of $10,000 for his services as Chairman.

Chairperson Fees. Beginning in 2015, chairpersons of the various Board Committees will receive a retainer fee based on recommendations made to the Compensation Committee by the Committee’s executive compensation consultant. The annual retainer fees are as follows: 1) The Audit Committee chairperson will receive $5,000; 2) The Compensation Committee chairperson will receive $4,000; 3) The Finance and Risk Management Committee chairperson will receive 3,500; and 4) The Nominating and Corporate Governance Committee chairperson will receive $3,000. One-half of the retainer is payable to the chairperson in January with the other half being payable in July of the same calendar year.

Stock Awards. Under the Company’s 2014 Omnibus Incentive Plan, directors receive a restricted stock award each year for a number of shares equivalent to $10,000 as of the date of grant with such shares to vest in full upon the one-year anniversary of this grant in order to better align directors’ interest with that of shareholders.

Directors’ Deferred Compensation Plan. We have established the Westfield Bank Directors’ Deferred Compensation Plan for the benefit of non-employee directors. Under the Deferred Compensation Plan, each non-employee director may make an annual election to defer receipt of all or a portion of his or her director fees. The deferred amounts are allocated to a deferral account and credited with interest at an annual rate equal to the rate on the highest yielding certificate of deposit issued by us during the year or according to the investment return of other assets as may be selected by the Compensation Committee. The Deferred Compensation Plan is an unfunded, non-qualified plan that provides for distribution of the amounts deferred to participants or their designated beneficiaries upon the occurrence of certain events such as death, retirement, disability or a Change-in-Control (as those terms are defined in the Deferred Compensation Plan).

The following table sets forth information concerning compensation accrued or paid to our non-employee directors during the year ended December 31, 2016, for their service on our Board. Directors who are also our employees receive no additional compensation for their service as directors and are not set forth in the table below.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards (2) (3) ($)	Total ($)
Laura Benoit	19,000	10,003	29,003
Donna J. Damon	21,000	10,003	31,003
Gary G. Fitzgerald	4,700	—	4,700
William D. Masse	4,700	—	4,700
Lisa G. McMahon	18,500	10,003	28,503
Gregg F. Orlen	4,000	—	4,000
Paul C. Picknelly	4,000	—	4,000
Steven G. Richter	18,500	10,003	28,503
Philip R. Smith	20,250	10,003	30,253
Charles E. Sullivan(4)	35,150	—	35,150
Kevin M. Sweeney	21,500	10,003	31,503
Christos A. Tapases	39,800	10,003	49,803
Donald A. Williams	46,300	10,003	56,803

(1)	Includes retainer payments, meeting fees, and committee and/or chairmanship fees earned during the fiscal year, whether such fees were paid currently or deferred.

(2)	The amounts in in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The grant date fair value of the restricted shares awarded to Directors Benoit, Damon, McMahon, Richter, Smith, Sweeney, Tapases and Williams in 2016 was $7.73 per share. Shares will fully vest on May 24, 2017, and within 60 days of the Company’s record date of March 24, 2017. Therefore, these unvested shares will be reflected as vested in the forthcoming tables.

(3)	The following unvested shares of restricted stock and options were outstanding as of March 24, 2017, and excluded unvested shares of 1,294 noted above that will fully vest on May 24, 2017:

Name	Unvested Stock Awards
Laura Benoit	8,400
James C. Hagan	6,468
Lisa G. McMahon	8,400
Kevin M. Sweeney	4,680
Christos A. Tapases	4,680

(4)	Retired in May 2016.

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

The Audit Committee is responsible for reviewing and approving all related-party transactions. Except for the specific transactions described below no director, executive officer or beneficial owner of more than 5% of our outstanding voting securities (or any member of their immediate families) engaged in any transaction (other than such transaction as described) with us during 2015, or proposes to engage in any transaction with us, in which the amount involved exceeds $120,000.

Transactions with Certain Related Persons

We make loans to our executive officers, employees and directors. These loans are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with the general public prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectability or present other unfavorable features. Certain of these loans also require prior approval by the Board. This pre-approval requirement is triggered when the proposed loan, when aggregated with all outstanding loans to the executive officer or director, will exceed the greater of $25,000 or 5% of Westfield Bank’s unimpaired capital and unimpaired surplus. If the potential borrower is a director, he or she may not participate in the vote or attempt to influence the directors. Management and the Board periodically review all loans to executive officers, employees and directors. At March 24, 2017, loans to non-employee directors and their associates totaled $6.4 million.

We have also entered into a lease agreement with Mr. Smith beginning in April 2015 at prevailing market rates for commercial space located adjacent to the Company’s headquarters at 9-13 Chapel Street, Westfield, Massachusetts. The annual lease payments under such lease is $27,500 and the aggregate amount of the lease payments over the remaining term of this lease agreement is approximately $82,500, subject to increases based on yearly changes to the US Consumer Price Index. This lease has a termination date of March 31, 2020.

We have also entered into a lease agreement with Mr. Smith beginning in April, 2015 at prevailing market rates for commercial space located adjacent to the Company’s headquarters at 9-13 Chapel Street, Westfield, Massachusetts. The annual lease payments under such lease is $27,500 and the aggregate amount of the lease payments over the remaining term of this lease agreement is approximately $137,500, subject to increases based on yearly changes to the US Consumer Price Index. This lease has a termination date of March 31, 2020.

Compensation arrangements for our Named Executive Officers and directors are described above under the section entitled “Executive and Director Compensation.”

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to report to the SEC their initial ownership of our common stock and any subsequent changes in that ownership. Specific due dates for these reports have been established by the SEC and we are required to disclose in this proxy statement any late filings or failures to file.

Based solely on our review of the copies of such reports furnished to us and written representations from reporting persons that no other reports were required during the fiscal year ended December 31, 2016, we believe that, during the 2016 fiscal year, all of our directors and executive officers complied with all Section 16(a) filing requirements applicable to them.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Under SEC rules, beneficial ownership includes any shares of common stock which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. Percentage of beneficial ownership is calculated based on 30,778,690 shares of our common stock outstanding as of March 24, 2017.

In calculating the number of shares beneficially owned and the ownership percentage, shares of common stock subject to options held by that person that are currently exercisable or become exercisable within 60 days after March 24, 2017, are deemed outstanding even if they have not actually been exercised. The shares issuable under these securities are treated as outstanding for computing the percentage ownership of the person holding these securities but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Principal Shareholders

The following table contains common stock ownership information for persons known to us to beneficially own more than 5% of our common stock as of March 24, 2017.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent
Blackrock, Inc.	2,154,407(1)	7.00%
55 East 52nd Street New York, NY 10022

Dimensional Fund Advisors LP	1,868,104(2)	6.07%
Building One 6300 Bee Cave Road Austin, Texas 78746

Employee Stock Ownership Plan Trust of Westfield Financial, Inc. 141 Elm Street Westfield, MA 01085	1,796,171(3)	5.84%

MHC Mutual Conversion Fund, L.P Clover Partners, LP Clover Partners Management LLC Johnny Guerry Collectively “MHC Mutual Conversion Fund Group” 100 Crescent Court Suite 575 Dallas, TX 75201	1,704,688(4)	5.54%

(1)	All information is based on a Schedule 13G/A filed with the SEC on January 27, 2017, by Blackrock, Inc. and its affiliates. As of December 31, 2016, Blackrock, Inc. was the beneficial owner of and had sole dispositive power over 2,154,407 shares and sole voting power over 2,104,398 shares.

(2)	All information is based on a Schedule 13G/A filed with the SEC on February 9, 2017, by Dimensional Fund Advisors LP and its affiliates. As of December 31, 2016, Dimensional Fund Advisors LP was the beneficial owner of and had sole dispositive power over 1,868,104 shares and sole voting power over 1,791,168 shares.

(3)	The number of shares listed as beneficially owned by the ESOP represents the number of shares of our common stock held by the plan trustee as of March 24, 2017. A total of 911,390 shares have been allocated to individual accounts established for participating employees and their beneficiaries, and 884,781 shares were held, unallocated, for allocation in future years. The ESOP, through the plan trustee (who is instructed by the ESOP Committee), has shared voting power and dispositive power over all unallocated shares held by the ESOP. The ESOP, acting through the plan trustee (who is instructed by the ESOP Committee), shares dispositive power over all allocated shares held in the ESOP with participating employees and their beneficiaries. Participating employees and their beneficiaries have the right to determine whether shares allocated to their respective accounts will be tendered in response to a tender offer but otherwise have no dispositive power. Any unallocated shares are generally required to be tendered by the plan trustee in the same proportion as the shares which have been allocated to the participants are directed to be tendered. In limited circumstances, ERISA may confer upon the plan trustee the power and duty to control the voting and tendering of shares allocated to the accounts of participating employees and beneficiaries who fail to exercise their voting and/or tender rights. The ESOP disclaims voting power with respect to such allocated shares.

(4)	All information is based on a Schedule 13D filed with the SEC on February 27, 2017, by Clover Partners LP and its affiliates. As of February 24, 2017, the MHC Mutual Conversion Fund Group, collectively, was the beneficial owner of and had shared dispositive power and shared voting power over 1,704,688 shares.

Security Ownership of Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 24, 2017, by: (i) each director; (ii) each Named Executive Officer; and (iii) all our directors and executive officers as a group. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock listed next to his or her name.

Name of Beneficial Owner	Position with the Company	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding(1)
James C. Hagan(2)	President and Chief Executive Officer	164,684	*
Donald A. Williams(3)	Chairman of the Board	214,614	*
Allen J. Miles, III(4)	Executive Vice President and Chief Lending Officer	43,838	*
Leo R. Sagan, Jr.(5)	Senior Vice President – Chief Financial Officer and Treasurer	67,770	*
Gerald P. Ciejka(6)	Vice President and General Counsel	37,509	*
Louis O. Gorman(7)	Vice President – Credit Administration and Chief Credit Officer	30,622	*
Laura Benoit(8)	Director	15,794	*
Donna J. Damon(9)	Director	15,294	*
Gary G. Fitzgerald(10)	Director	5,577	*
William D. Masse(11)	Director	34,280	*
Lisa G. McMahon(12)	Director	15,294	*
Gregg F. Orlen(13)	Director	46,404	*
Paul C. Picknelly(14)	Director	71,101	*
Steven G. Richter(15)	Director	23,769	*
Philip R. Smith(16)	Director	26,294	*
Kevin M. Sweeney(17)	Director	15,294	*
Christos A. Tapases(18)	Director	15,794	*
William J. Wagner(19)	Vice Chairman of the Board and Senior Vice President, Chief Lending Officer	618,396	1.99%
All Executive Officers and Directors as a Group (24 Persons)(20)		1,738,298	5.58%

* Less than 1% of the total outstanding shares of common stock.

(1)	Based on a total of 30,778,690 shares of our common stock outstanding as of March 24, 2017.

(2)	Consists of: a) 2,587 unvested shares of restricted stock as to which Mr. Hagan has sole voting power; b) 119,787 shares as to which Mr. Hagan has sole voting and investment power; c) 35,483 shares held by the ESOP for his account as to which he has shared voting; and d) 6,827 shares held by our 401(k) Plan which he has shared voting and sole investment powers.

(3)	Consists of: a) 1,294 shares of restricted stock that will fully vest on May 24, 2017, as to which Mr. Williams will have sole voting and investment power; and b) 213,320 shares held by the Karen F. Williams 2004 Family Trust which has no voting or investment powers.

(4)	Consists of: a) 1,293 unvested shares of restricted stock as to which Mr. Miles has sole voting power; b) 12,380 shares as to which Mr. Miles has sole voting and investment power; b) 24,132 shares held by the ESOP for his account as to which he has shared voting; and c) 6,033 shares held by our 401(k) Plan which he has shared voting and sole investment powers.

(5)	Consists of: a) 1,293 unvested shares of restricted stock as to which Mr. Sagan has sole voting power; a) 40,691 shares as to which Mr. Sagan has sole voting and investment power; b) 21,849 shares held by the ESOP for his account as to which he has shared voting; and c) 3,937 shares held by our 401(k) Plan which he has shared voting and sole investment powers.

(6)	Consists of: a) 1,293 unvested shares of restricted stock as to which Mr. Ciejka has sole voting power; b) 8,994 shares as to which Mr. Ciejka has sole voting and investment power; c) 19,229 shares held by the ESOP for his account as to which he has shared voting; d) 3,712 shares held by our 401(k) Plan which he has shared voting and sole investment powers; and e) 4,281 shares held by an IRA for the benefit of Mr. Ciejka which he has sole voting and investment powers.

(7)	Consists of: a) 1,293 unvested shares of restricted stock as to which Mr. Gorman has sole voting power; b) 6,588 shares as to which Mr. Gorman has sole voting and investment power; b) 20,770 shares held by the ESOP for his account as to which he has shared voting; and c) 1,971 shares held by our 401(k) Plan which he has shared voting and sole investment powers.

(8)	Consists of: a) 8,400 unvested shares of restricted stock as to which Ms. Benoit has sole voting power; and b) 7,394 shares as to which Ms. Benoit has sole voting and investment power.

(9)	Consists of: a) 15,294 shares as to which Ms. Damon has sole voting and investment power.

(10)	Consists of 5,577 shares to which Mr. Fitzgerald has sole voting and investment power.

(11)	Consists of 34,280 shares to which Mr. Masse has sole voting and investment power.

(12)	Consists of: a) 8,400 unvested shares of restricted stock as to which Ms. McMahon has sole voting power and b) 6,894 shares as to which Ms. McMahon has sole voting and investment power.

(13)	Consists of a) 22,154 shares as to which Mr. Orlen has sole voting and investment power; and b) 24,250 shares held in an IRA for Mr. Orlen’s benefit, which he has sole voting and investment powers.

(14)	Consists of a) 71,101 shares of restricted stock as to which Mr. Picknelly has sole voting and investment power.

(15)	Consists of: a) 23,719 shares as to which Mr. Richter has sole voting and investment power and b) 50 shares held by his spouse for which he has no voting or investment powers.

(16)	Consists of: a) 25,000 shares as to which are held in a 401(k) Plan for Mr. Smith’s benefit, which he has sole voting power but no investment power; and b) 1,294 shares of restricted stock that will be fully vested on May 24, 2017, as to which Mr. Smith will have sole voting and investment power.

(17)	Consists of: a) 10,614 shares as to which Mr. Sweeney has sole voting and investment power and b) 4,680 unvested shares of restricted stock as to which he has sole voting power.

(18)	Consists of: a) 500 shares owned by Mr. Tapases’ spouse for which he has no voting or investment powers; b) 10,614 shares as to which Mr. Tapases has sole voting and investment power; and c) 4,680 unvested shares of restricted stock as to which he has sole voting power.

(19)	Consists of a) 189,889 shares held directly, 45,043 shares held in Mr. Wagner’s ESOP, and 18,641 shares held within Mr. Wagner’s IRA as to which Mr. Wagner has sole voting and investment powers; b) 36,941 shares held within Mr. Wagner’s 401(k) Plan and 41,215 shares held within Mr. Wagner’s SERP Rabbi Trust for which he has sole voting power but not investment powers; c) 2,812 shares held in custody for his two daughters for which he has sole voting and investment powers; and d) 242 shares held by his spouse’s IRA for which he has no voting or investment powers. Mr. Wagner holds 283,613 fully vested stock options of which 162,353 stock options expire on July 26, 2017; 48,500 stock options expire on January 25, 2022; and 72,750 stock options expire on January 22, 2023.

(20)	The figures shown for each of the executive officers named in the table do not include 884,781 shares held in trust pursuant to the ESOP that have not been allocated as of March 24, 2017, to any individual’s account. The figure shown for total ownership includes all stock ownership for the Company’s six (6) remaining Section 16 filers who are members of Senior Management and are not named executives.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth the aggregate information of our equity compensation plans in effect as of December 31, 2016.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	1,178,899	6.01	404,700

Equity compensation plans not approved by shareholders	—	—	—

Total	1,178,899	6.01	404,700

PROPOSAL 2

NON-BINDING ADVISORY RESOLUTION ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires us to provide our shareholders an opportunity to vote to approve, on a non-binding, advisory basis, the compensation of Named Executive Officers as disclosed in this proxy statement. This vote does not address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and our compensation philosophy, policies and practices, as disclosed in this proxy statement. At the 2011 annual meeting of shareholders, our shareholders recommended that we hold an advisory vote on executive compensation each year. The Board affirmed the shareholders’ recommendation and will hold “say-on-pay” advisory votes on an annual basis until the next required shareholder vote on “say-on-pay” frequency, which is scheduled to be held at the 2017 annual meeting of shareholders.

Vote Required

The approval of the non-binding advisory resolution on the compensation of our Named Executive Officers will require “For” votes from a majority of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on this proposal. Abstentions are not counted as votes cast and they will have no effect on the vote. Brokers do not have discretionary authority to vote shares on this proposal without direction from the beneficial owner. Therefore, broker non-votes will have no effect on the vote for this proposal.

Our Recommendation

the board unanimously recommends that the shareholders vote “for” the approval of the non-binding advisory resolution on the compensation of the named executive officers.

General

The compensation of our Named Executive Officers is disclosed in the Compensation Discussion and Analysis, the summary compensation table and the other related tables and narrative disclosure contained elsewhere in this proxy statement. As discussed in those disclosures, the Board believes that our executive compensation philosophy, policies and procedures provide a strong link between each Named Executive Officer’s compensation and our short and long-term performance. The objective of our executive compensation program is to provide compensation which is competitive based on our performance and aligned with the long-term interests of our shareholders.

We are asking our shareholders to indicate their support for our Named Executive Officer compensation as described in this proxy statement. This proposal will be presented at the Annual Meeting as a resolution in substantially the following form:

RESOLVED, on an advisory basis, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Your vote on this Proposal 2 is advisory, and therefore not binding on us, the Compensation Committee or the Board. Your advisory vote will serve as an additional tool to guide the Board and the Compensation Committee in continuing to align our executive compensation with the best interests of the Company and our shareholders.

PROPOSAL 3

NON-BINDING, ADVISORY VOTE REGARDING THE FREQUENCY OF VOTING

ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act also requires us to permit a separate non-binding, advisory shareholder vote with respect to the frequency of the advisory vote on the compensation of our Named Executive Officers. In particular, you may vote whether the advisory vote should occur every one year, every two years or every three years. Shareholders may also abstain from voting.

Vote Required

The choice receiving the greatest number of votes – every one year, every two years or every three years – will be the frequency that shareholders will be deemed to have approved. Broker non-votes and abstentions will have no effect on the vote.

Our Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE OPTION OF “EVERY ONE YEAR”AS YOUR PREFERENCE FOR THE FREQUENCY WITH WHICH SHAREHOLDERS ARE PROVIDED AN ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

General

As discussed in the Compensation Discussion and Analysis, our Board of Directors believes that its current executive compensation programs directly link executive compensation to its short and long-term financial performance and align the interests of its Named Executive Officers with those of its shareholders. After careful consideration of this Proposal, our Board of Directors has determined that an advisory vote on the compensation of our Named Executive Officers that occurs every one year is the most appropriate alternative for us, and therefore our Board of Directors recommends that you vote for an annual advisory vote on the compensation of our Named Executive Officers.

In formulating its recommendation, our Board of Directors considered that a biennial advisory vote on our executive compensation will provide our shareholders with direct input on our executive compensation, but also allow shareholders, our management and our Board of Directors time to evaluate the effects of our executive compensation policies and procedures. This approach will also provide us with time to implement improvements and changes to address any concerns reflected by a negative vote.

Although the advisory vote is non-binding, our Board of Directors will review the results of the vote and take them into account in making a determination concerning the frequency of an advisory vote on the compensation of our Named Executive Officers.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Wolf & Company, P.C., to act as our independent registered public accounting firm and to audit our financial statements for the fiscal year ending December 31, 2017. This appointment will continue at the pleasure of the Audit Committee and is presented to the shareholders for ratification as a matter of good corporate governance. In the event that this appointment is not ratified by our shareholders, the Audit Committee will consider that fact when it selects our independent registered public accounting firm for the following fiscal year.

Representatives of Wolf & Company, P.C., are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Vote Required

The ratification of Wolf & Company, P.C., as our independent registered public accounting firm for the fiscal year ending December 31, 2017, will require “For” votes from a majority of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on this proposal. Abstentions and broker non-votes are not counted as votes cast and they will have no effect on the vote.

Our Recommendation

the board unanimously recommends a vote “for” the ratification of the appointment of wolf & company, p.c. as OUR independent registered public accounting firm.

Independent Registered Public Accounting Firm Fees and Services

During the fiscal years ended December 31, 2016 and 2015, respectively, we retained and paid Wolf & Company, P.C., to provide audit and other services as follows:

	2016	2015
Audit Fees(1)	$376,000	$285,600
Audit-Related Fees(2)	49,000	48,200
Tax Fees(3)	45,000	43,000
All Other Fees(4)	41,039	49,600
Total	$511,039	$426,400

(1)	Audit fees for the financial statement audit included the acquisition of Chicopee Bancorp, Inc., audit of internal controls over financial reporting and quarterly reviews.

(2)	Audit-related fees consisted of audit work performed in the area of benefit plans.

(3)	Tax fees consisted of assistance with matters related to tax compliance and counseling.

(4)	Other fees consisted of consulting services performed in the area of risk management.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker.

Shareholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in their own discretion.

By Order of the Board of Directors,

Theresa C. Szlosek
Secretary

Westfield, Massachusetts

April 5, 2017

PROXY

WESTERN NEW ENGLAND BANCORP, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 18, 2017

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

The undersigned hereby constitutes and appoints Gerald P. Ciejka and Leo R. Sagan, Jr. and each of them, as proxies with full power of substitution, to represent and vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the “Annual Meeting”) of Western New England Bancorp, Inc. (the “Company”) in such manner as they, or any of them, may determine on any matters which may properly come before the Annual Meeting or any adjournments thereof and to vote on the matters set forth on the reverse side as directed by the undersigned. The Annual Meeting will be held at the Sheraton Springfield Monarch Place Hotel, One Monarch Place, Springfield, MA 01144 on May 18, 2017, at 10:00 a.m., and at any and all adjournments thereof. The undersigned hereby revokes any proxies previously given.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR ALL OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 4 AND EVERY ONE YEAR FOR PROPOSAL 3.

(Continued and to be marked, dated and signed on the reverse side)

▲FOLD AND DETACH HERE AND READ THE REVERSE SIDE▲

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to be held May 18, 2017

The Proxy Statement/Prospectus and our 2016 Annual Report to

Shareholders are available at: http://www.viewproxy.com/WNEB/2017

Proposals:

Proposal I – Election of the nominees named in the attached proxy statement as directors to serve on the Board of Directors for a term of office stated

Election of the following directors for a three-year term expiring in 2020:
●	Laura Benoit	☐ FOR	☐ AGAINST	☐ ABSTAIN
●	Donna J. Damon	☐ FOR	☐ AGAINST	☐ ABSTAIN
●	Lisa G. McMahon	☐ FOR	☐ AGAINST	☐ ABSTAIN
●	Steven G. Richter	☐ FOR	☐ AGAINST	☐ ABSTAIN
●	William J. Wagner	☐ FOR	☐ AGAINST	☐ ABSTAIN

Election of the following directors for a two year term expiring in 2019:
●	Gary G. Fitzgerald	☐ FOR	☐ AGAINST	☐ ABSTAIN
●	Paul C. Picknelly	☐ FOR	☐ AGAINST	☐ ABSTAIN

DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data)

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐	Please indicate if you plan to attend this meeting ☐
CONTROL NUMBER

Please mark votes as in this example ☒
Election of the following directors for a one year term expiring in 2018:
●	William D. Masse	☐ FOR	☐ AGAINST	☐ ABSTAIN
●	Gregg F. Orlen	☐ FOR	☐ AGAINST	☐ ABSTAIN

Proposal II – Consideration and approval of a non-binding advisory resolution on the compensation of our named executive officers.

☐ FOR ☐ AGAINST ☐ ABSTAIN

Proposal III – Consideration and approval of a non-binding proposal on the frequency of the advisory vote concerning compensation of our named executive officers.

☐ EVERY ONE YEAR ☐ EVERY TWO YEARS ☐ EVERY THREE YEARS ☐ ABSTAIN

Proposal IV – Ratification of the appointment of Wolf & Company, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

☐ FOR ☐ AGAINST ☐ ABSTAIN

Note: Consideration of any other business properly brought before the Annual Meeting, and any adjournment or postponement thereof.

Date

Signature

Signature

(Joint Owners)

Note: Please sign exactly as your name or names appear on this card. Joint owners should each sign personally. If signing as a fiduciary or attorney, please give your exact title.

▲PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.▲

As a stockholder of WESTERN NEW ENGLAND BANCORP, INC., you have the option of voting your shares electronically through the Internet or by telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Standard Time, on May 17, 2017.

For participants in the Western New England Bancorp 401(k) Plan, ESOP, or EIP this proxy, when properly executed, will be voted in the manner directed by the undersigned. If no direction is given, if the card is not signed, or if the card is not received prior to 11:59 p.m., Eastern Daylight Time, on May 10, 2017, the Plan’s Trustee will vote your shares held in the Plan in the same proportion as shares were voted by other Plan participants.

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or Telephone

INTERNET Vote Your Proxy on the Internet: Go to www.AALvote.com/WNEB Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (866) 804-9616

Use any touch-tone telephone to
vote your proxy. Have your proxy
card available when you call.
Follow the voting instructions to
vote your shares.

MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.